                                                               Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER
                                  by and among
                               COMPASS GROUP PLC,
                            COMPASS HOLDINGS, INC.,
                             COMPASS INTERIM, INC.,
                                      and
                            DAKA INTERNATIONAL, INC.
                                  MAY 27, 1997
                                      A-1



                                              TABLE OF CONTENTS
                                                  ARTICLE I
                                                  THE OFFER

 Section 1.1   The Offer....................................................................................     2
 Section 1.2   Actions of International.....................................................................     3
 Section 1.3   Stockholder Lists............................................................................     3
 Section 1.4   Series A Preferred Stock.....................................................................     3
 Section 1.5   Stock Option and Stock Purchase Plans........................................................     4
 Section 1.6   Offer Closing................................................................................     5
 Section 1.7   Repayment of Funded Debt, Release of Liens...................................................     5

                                                  ARTICLE II
                                                  THE MERGER
 Section 2.1   The Merger...................................................................................     5
 Section 2.2   Merger Closing...............................................................................     5
 Section 2.3   Merger Effective Time........................................................................     6
 Section 2.4   Stockholders' Meeting........................................................................     6
 Section 2.5   Effects of the Merger........................................................................     6
 Section 2.6   Certificate of Incorporation and Bylaws......................................................     7
 Section 2.7   Directors....................................................................................     7
 Section 2.8   Officers.....................................................................................     7
 Section 2.9   Reservation of Right to Revise Transaction Structure.........................................     7

                                                 ARTICLE III
                                EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

 Section 3.1   Effect on Capital Stock......................................................................     7
               (a) Conversion of Shares.....................................................................     7
               (b) Shares of Series A Preferred Stock.......................................................     8
 Section 3.2   Dissenting Shares; Exchange of Certificates..................................................     8
               (a) Dissenting Shares of International Common Stock..........................................     8
               (b) Exchange of Shares of International Common Stock.........................................     9
               (c) Termination of Exchange Fund.............................................................     9
               (d) No Liability.............................................................................    10
               (e) Withholding Rights.......................................................................    10
               (f) Transfer Taxes...........................................................................    10

                                                  ARTICLE IV
                                        REPRESENTATIONS AND WARRANTIES
 Section 4.1   Certain Definitions..........................................................................    10
 Section 4.2   Representations and Warranties of International..............................................    11
               (a) Organization, Standing, Corporate Power and Subsidiaries.................................    11
               (b) Capital Structure........................................................................    11
               (c) Authority; Noncontravention..............................................................    12
               (d) Reports..................................................................................    14
               (e) Schedule 14D-9; Offer Documents; Form 10; Information Statement..........................    15
               (f) Absence of Certain Changes or Events.....................................................    15
               (g) Litigation...............................................................................    15
               (h) Compliance with Applicable Laws..........................................................    16
               (i) Brokers or Finders.......................................................................    16

               (j) The Foodservice Business.................................................................    16
               (k) Material Contracts.......................................................................    17
               (l) Benefit Plans, Employment and Labor Relations............................................    19
               (m) Absence of Certain Business Practices....................................................    23
               (n) Intellectual Property....................................................................    24
               (o) Taxes....................................................................................    25
               (p) Insurance Policies.......................................................................    26
               (q) Actions Affecting Recent Acquisitions....................................................    26
               (r) Foodservice Business Financial Statements................................................    26
               (s) Indebtedness.............................................................................    26
               (t) Properties...............................................................................    27
               (u) Real Property............................................................................    27
               (v) Environmental Matters....................................................................    28
               (w) Fraudulent Conveyance; Solvency..........................................................    28
 Section 4.3   Representations and Warranties of Compass, Compass Holdings and Compass Interim..............    29
               (a) Organization, Standing and Corporate Power...............................................    29
               (b) Authority; Noncontravention..............................................................    29
               (c) Schedule 14D-1; Offer Documents; Form 10; Information Statement..........................    30
               (d) Sufficient Funds.........................................................................    31
               (e) Consummation of Transactions.............................................................    31
               (f) Voting Requirements......................................................................    31
               (g) Brokers or Finders.......................................................................    31


                                                  ARTICLE V
                                                  COVENANTS
 Section 5.1   Covenants of International and Daka..........................................................    31
               (a) Ordinary Course..........................................................................    31
               (b) Changes in Stock.........................................................................    32
               (c) Governing Documents......................................................................    33
               (d) No Acquisitions..........................................................................    33
               (e) No Dispositions..........................................................................    33
               (f) Indebtedness.............................................................................    33
               (g) Benefit Plans; Collective Bargaining Agreements..........................................    34
               (h) Employee Agreements......................................................................    34
               (i) [Reserved]...............................................................................    34
               (j) Accounting Policies and Procedures.......................................................    34
               (k) Liens....................................................................................    34
               (l) Deferred Tax Assets and Liabilities......................................................    34
               (m) Exclusivity..............................................................................    35
               (n) Confidentiality and Standstill Agreements................................................    36
               (o) Pending Actions..........................................................................    36
               (p) Access to Information; Confidentiality...................................................    36
               (q) Corporate Records........................................................................    37
               (r) No Agreement to Prohibited Actions.......................................................    37
 Section 5.2   Mutual Covenants.............................................................................    37

                                                  ARTICLE VI
                                            ADDITIONAL AGREEMENTS
 Section 6.1   Fees and Expenses............................................................................    39
 Section 6.2   Ancillary Agreements.........................................................................    39
 Section 6.3   Composition of the Board of Directors; Section 14(f).........................................    40
 Section 6.4   Certain Prior Actions........................................................................    41


 Section 6.5   Tax Treatment................................................................................    42
 Section 6.6   Indemnification of Officers and Directors....................................................    42
 Section 6.7   Offer Closing Date Payments..................................................................    42
 Section 6.8   Non-Waiver of Conditions.....................................................................    42

                                                 ARTICLE VII
                                             CONDITIONS PRECEDENT

 Section 7.1   Conditions to Each Party's Obligation to Effect the Merger...................................    43
               (a) Shareholder Approval.....................................................................    43
               (b) No Prohibition...........................................................................    43
               (c) Consummation of the Offer................................................................    43
               (d) Consummation of the Distribution.........................................................    43
               (e) No Injunctions, Litigation or Restraints.................................................    43

                                                 ARTICLE VIII
                                      TERMINATION, AMENDMENT AND WAIVER

 Section 8.1   Termination..................................................................................    43
 Section 8.2   Effect of Termination........................................................................    44
 Section 8.3   Amendment....................................................................................    45
 Section 8.4   Extension; Waiver............................................................................    45

                                                  ARTICLE IX
                                              GENERAL PROVISIONS

 Section 9.1   Survival of Representations and Warranties...................................................    46
 Section 9.2   Notices......................................................................................    46
 Section 9.3   Interpretation...............................................................................    47
 Section 9.4   Counterparts.................................................................................    47
 Section 9.5   Entire Agreement; No Third-party Beneficiaries...............................................    47
 Section 9.6   Governing Law................................................................................    47
 Section 9.7   Assignment...................................................................................    47
 Section 9.8   Enforcement..................................................................................    47
               (a) Specific Performance.....................................................................    47
               (b) Jurisdiction.............................................................................    48

                                                  ARTICLE X
                                                 DEFINITIONS

Section 10.1   General......................................................................................    48
Section 10.2   Certain Definitions..........................................................................    51


LIST OF EXHIBITS:
           Exhibit 1.1(a)      Conditions of the Offer

           Exhibit 1.1(a)(i)   Form of Goodwin, Procter & Hoar, LLP Legal Opinion..........................[Omitted]

           Exhibit 2.6(a)      Certificate of Incorporation of the Surviving Corporation...................[Omitted]

                          AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger is dated as of May 27, 1997 (the "Agreement"), by and among COMPASS GROUP PLC, a public limited company incorporated in England and Wales ("Compass"), COMPASS HOLDINGS, INC., a Delaware corporation ("Compass Holdings"), COMPASS INTERIM, INC., a Delaware corporation ("Compass Interim") and DAKA INTERNATIONAL, INC., a Delaware corporation ("International").
                                   RECITALS:
     WHEREAS, the Board of Directors of Compass has approved a tender offer whereby Compass Holdings will offer to purchase for cash (the "Offer") any and all of the common stock, par value $.01 per share, of International (the "International Common Stock"), subject only to the conditions set forth in
Exhibit 1.1(a) attached hereto (the "Offer Conditions");
     WHEREAS, the Board of Directors of International has approved a plan of contribution and distribution as described in the Reorganization Agreement (as defined below) pursuant to which, prior to expiration of the Offer, (a) all of the assets and liabilities of the restaurant business (the "Restaurant Business") currently operated by International and certain other assets and liabilities of International or its wholly owned subsidiary, Daka, Inc., a Massachusetts corporation ("Daka"), together with the shares of the subsidiaries of International not engaged in the food catering, contract catering and vending (together, "foodservice") business, will be contributed (the "Contribution") to Unique Casual Restaurants, Inc., a Delaware corporation and a wholly owned subsidiary of International ("UCRI"), and (b) all of the stock of UCRI (the "UCRI Common Stock") will be distributed on a pro rata basis to International's stockholders as provided in the Reorganization Agreement (the "Distribution");
     WHEREAS, following the Contribution and the Distribution, International and Daka will own the assets and perform the customer and certain other obligations of the foodservice business currently operated by International and Daka (the "Foodservice Business");
     WHEREAS, Compass Holdings is an indirect, wholly owned subsidiary of Compass, and Compass Interim is a direct, wholly owned subsidiary of Compass Holdings; and
     WHEREAS, the respective Boards of Directors of Compass, Compass Holdings, Compass Interim and International have determined that, following the Contribution and Distribution, the merger of Compass Interim with and into International (the "Merger") with International as the surviving corporation (the "Surviving Corporation") would be advantageous and beneficial to their respective corporations and stockholders;
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
                                   ARTICLE I
                                   THE OFFER
     Section 1.1 The Offer.
     (a) Subject to this Agreement not having been terminated in accordance with the provisions of Article VIII hereof, Compass Holdings shall, and Compass shall cause Compass Holdings to, as promptly as practicable, but in no event later than five business days from the date of the public announcement of the terms of this Agreement, commence the Offer, subject to the Offer Conditions, at a price of not less than $7.50 per share (the "Offer Price"), net to the seller in cash. Compass Holdings shall (i) subject only to the Offer Conditions, accept for payment and pay for all shares of International Common Stock tendered pursuant to the terms of the Offer at the earliest possible time on the date (the "Offer Closing Time") as promptly as practicable following the record date (the "Record Date") established by International's Board of Directors for eligibility for receipt of the Distribution, and (ii) subject only to the conditions set forth in paragraph (ii) of the Offer Conditions, extend the period of time the Offer is open until the first business day following the Record Date; provided that in event the conditions set forth in Section (i) of Exhibit 1.1(a) are not satisfied, Compass Holdings shall extend the period of time the Offer is open until the time such conditions are satisfied or until July 31, 1997, whichever is earlier. Subject to the provisions set forth herein and in the Reorganization Agreement, International's Board of Directors shall establish such Record Date and the Distribution Date (as defined in the Reorganization Agreement) at the earliest reasonably practicable date and as soon as practicable after having been notified by Compass of the Offer Closing Time. Compass will not, nor will it permit any of its Affiliates to, tender into the Offer any shares of International Common Stock beneficially owned by it, nor subject to the preceding sentence, will Compass or Compass Holdings extend the expiration date of the Offer beyond the twentieth business day following commencement thereof without the prior written consent of International unless one or more of the Offer Conditions shall not be satisfied or unless Compass Holdings reasonably determines that such extension is necessary to comply with any legal or regulatory requirement relating to the Offer. Compass Holdings expressly reserves the right to amend the terms or conditions of the Offer, provided that no amendment may be made which changes the form of consideration to be paid or decreases the price per share or the number of shares of International Common Stock sought in the Offer or which imposes conditions to the Offer in addition to the Offer Conditions or broadens the scope of such conditions, and no other amendment may be made in the terms or conditions of the Offer which is adverse to the holders of International Common Stock. International agrees that no shares of International Common Stock held by International or any Subsidiary of International will be tendered pursuant to the Offer. Notwithstanding anything to the contrary contained in this Agreement, Compass Holdings shall not be required to commence the Offer in any foreign country where the commencement of the Offer, in Compass Holdings' reasonable opinion, would violate the applicable law of such jurisdiction.
     (b) On the date of the commencement of the Offer, Compass Holdings shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain an offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). International and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing of such Offer Documents with the SEC. Compass Holdings agrees to provide International and its counsel in writing with any comments Compass Holdings and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof.
     Section 1.2 Actions of International. International hereby approves of and consents to the Offer and represents that its Board of Directors has unanimously
(i) determined that the Offer, on the terms and conditions set forth herein (including the Offer Conditions), the Distribution and the Merger are fair to the stockholders of International and are in the best interests of the stockholders of International and (ii) resolved to recommend acceptance of the Offer by the stockholders of International and, if required by applicable law, the approval and adoption of this Agreement by the stockholders of International. International further represents that Bear Stearns & Co., Inc. has delivered to the Board of Directors of International its opinion that, taken together, the shares of UCRI Common Stock to be received in the Distribution and the consideration to be received by the holders of shares of International Common Stock in the Offer and the Merger are fair from a financial point of view to such holders. International hereby agrees to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing such recommendations with the SEC (and the information required by Section 14(f) of the Exchange Act, hereinafter defined, if Compass Holdings shall have furnished such information to International in a timely manner) and to mail such Schedule 14D-9 to the stockholders of International immediately following the commencement of the Offer. International agrees to provide Compass Holdings and its counsel in writing with any comments International may receive from the SEC or its staff with respect to such Schedule 14D-9 promptly after receipt thereof.
     Section 1.3 Stockholder Lists. In connection with the Offer, International will promptly furnish Compass Holdings with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of International Common Stock as of a recent date and shall furnish Compass Holdings with such information and assistance as Compass Holdings or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of International Common Stock. Subject to the requirements of applicable law or regulation, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Compass Holdings and its Affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall return to International the originals and all copies of such information then in their possession.

     Section 1.4 Series A Preferred Stock. Each of Compass, Compass Holdings, International, First Chicago Equity Corporation, an Illinois corporation ("FCEC"), Cross Creek Partners I, an Illinois general partnership ("Cross Creek") and the other beneficial holders of all of the issued and outstanding shares of Series A Preferred Stock, par value $.01 per share, of International (the "Series A Preferred Stock") (collectively, the "Series A Preferred Stockholders"), have entered into a certain Stock Purchase Agreement, dated as of the date hereof (the "Series A Preferred Stock Purchase Agreement"), pursuant to which Compass Holdings has agreed to purchase, and the Series A Preferred Stockholders have agreed to sell, all issued and outstanding shares of Series A Preferred Stock and all of warrants exercisable for shares of International Common Stock upon redemption of the Series A Preferred Stock (the "Warrants") at a purchase price equal to the product of the Offer Price by the number of shares of International Common Stock into which such shares of Series A Preferred Stock are convertible as of the Offer Closing Time. The sale will occur as soon as practicable following the Offer Closing Time and is contingent upon the consummation of the Offer in accordance with its terms and the purchase price shall be paid in cash in an amount calculated in accordance with the Series A Preferred Stock Purchase Agreement. The Series A Preferred Stockholders will receive no consideration in the Offer or in the Merger. In the Series A Preferred Stock Purchase Agreement, International agreed to distribute to the Series A Preferred Stockholders the number of shares of UCRI Common Stock to which they would be entitled if they converted the Series A Preferred Stock into Common Stock immediately prior to the Record Date and UCRI agreed to pay to the Series A Preferred Stockholders any and all dividends accrued and unpaid with respect to the Series A Preferred Stock as of the Offer Closing Date.
     Section 1.5 Stock Option and Stock Purchase Plans.
     (a) International shall make all adjustments and take all steps set forth in Section 7.4 of the Reorganization Agreement with respect to outstanding options ("International Options") to acquire shares of International Common Stock which are held by any employee or consultant or former employee or consultant or director or former director of International or any of its Subsidiaries as a result of the Distribution and other transactions contemplated hereby and thereby. After taking into account all such adjustments to such International Options and the other matters set forth in Section 7.4 of the Reorganization Agreement, all International Options which are outstanding immediately prior to Compass Holdings' acceptance for payment and payment for shares of International Common Stock pursuant to the Offer shall, regardless of whether such International Options are vested and exercisable (including, without limitation, obtaining any required consents from holders of the International Options to all of the matters contemplated by this Section) shall be cancelled as of the Offer Closing Time and the holders thereof shall be entitled to receive from UCRI, for each share of International Common Stock subject to such International Option, an amount in cash equal to the positive difference between the Offer Price and the per share exercise price of such International Option, less all applicable withholding taxes, which amount shall be payable by UCRI not later than 30 days after the Offer Closing Time.
     (b) International shall make all adjustments and take all steps set forth in Section 7.4 of the Reorganization Agreement with respect to the DAKA International Employee Stock Purchase Plan (the "Stock Purchase Plan") regarding the shares of International Common Stock purchasable by participating employees of International or its Subsidiaries (the "Participating Employees") under the Stock Purchase Plan with respect to such Offering (the "Purchasable Shares"). In lieu of receiving Purchasable Shares the Participating Employees shall be entitled to receive from UCRI, for each Purchasable Share of International Common Stock, in addition to the UCRI Common Stock in the Distribution as provided in Section 7.4 of the Reorganization Agreement, an amount in cash equal to the positive difference between the Offer Price and the per share purchase price of such Purchasable Share under the Stock Purchase Plan, less all applicable withholding taxes, which amount shall be payable by UCRI not later than 30 days after the Offer Closing Time, whereafter all rights of Participating Employees under the Stock Purchase Plan shall terminate.
     (c) International shall use its reasonable best efforts to ensure that neither International nor any of its Subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any person, other than Compass, Compass Holdings, Compass Interim or International or any of their respective Subsidiaries, to beneficially own, or receive any payments in respect of, any capital stock of International or the Surviving Corporation (other than as provided in this Agreement or in the Ancillary Agreements).
     Section 1.6 Offer Closing. The closing of the Offer (the "Offer Closing") will take place immediately prior to the Offer Closing Time upon the satisfaction or waiver of the Offer Conditions at the offices of Smith Helms

Mulliss & Moore, L.L.P., 214 North Church Street, Charlotte, North Carolina, or on such other date or at such other place as is agreed to in writing by the parties hereto. The parties agree to use reasonable efforts to cause the Offer Closing to occur on or before June 28, 1997 or, if not reasonably practicable, then as soon as practicable thereafter. The date of the Offer Closing is referred to herein as the "Offer Closing Date."
     Section 1.7 Repayment of Funded Debt, Release of Liens. Simultaneously with the Offer Closing Time, Compass Holdings shall, or shall cause International to, repay the Funded Debt (as defined in Section 5.1(f) (ii) hereof) in accordance with the document referenced in Section 6.4(b)(ii) hereof and International shall use its reasonable best efforts to cause the lenders under the Credit Facility to deliver to UCRI and to Compass Holdings, as appropriate, such documents or instruments referenced in Section 6.4(b)(ii) hereof necessary to release or terminate all Liens on assets of International, UCRI or their respective Subsidiaries securing the Funded Debt.
                                   ARTICLE II
                                   THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Compass Interim shall be merged with and into International as soon as practicable after the Offering Closing Time. Following the Merger, the separate corporate existence of Compass Interim shall cease, and International shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Compass Interim in accordance with the DGCL.
     Section 2.2 Merger Closing. The closing of the Merger (the "Merger Closing") will take place within five business days after the satisfaction or waiver of the conditions set forth in Article VII, at the offices of Smith Helms Mulliss & Moore, L.L.P., 214 North Church Street, Charlotte, North Carolina, or on such other date or at such other place as established by Compass Holdings and approved by the Independent Directors as provided in Section 6.3 hereof. If a sufficient number of shares of International Common Stock is acquired by Compass Holdings pursuant to the Offer such that a stockholders' meeting pursuant to
Section 2.4 hereof is not required to consummate the Merger, Compass Holdings shall use reasonable best efforts to cause the Merger Closing to occur immediately after the Offer Closing Time. Otherwise Compass Holdings agrees to use reasonable best efforts to cause the Merger Closing to occur as soon as practicable after the Offer Closing Time. The date of the Merger Closing is referred to herein as the "Merger Closing Date."
     Section 2.3 Merger Effective Time. On the Merger Closing Date, the parties shall file certificates of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective immediately following the Distribution upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such other time as shall be specified in the Certificate of Merger by agreement of International and Compass Holdings (the time the Merger becomes effective being the "Merger Effective Time").
     Section 2.4 Stockholders' Meeting. If required by applicable law in order to consummate the Merger, International, acting through its Board of Directors, shall, in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules and regulations of the National Association of Securities
Dealers:
     (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon this Agreement and the Merger;
     (b) subject to its fiduciary duties under applicable laws as advised by counsel, include in the Proxy Statement (as defined in Section 4.2(e) hereof) the recommendation of its Board of Directors referred to in Section 1.2 hereof; and
     (c) use its best efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Compass Holdings, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders following the Offer Closing Time and
(ii) obtain the necessary approvals of this Agreement by its stockholders.

Compass Holdings will vote, or cause to be voted, all shares of International Common Stock owned by it or its subsidiaries in favor of approval and adoption of this Agreement and the Merger.
     Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of Compass Interim and International shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Compass Interim and International shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.6 Certificate of Incorporation and Bylaws.
     (a) The Certificate of Incorporation of International shall be amended at the Merger Effective Time to read in its entirety as set forth in Exhibit 2.6(a) attached hereto and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
     (b) The Bylaws of Compass Interim as in effect at the Merger Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
     Section 2.7 Directors. The directors of Compass Interim at the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.8 Officers. The officers of Compass Interim at the Offer Closing Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.9 Reservation of Right to Revise Transaction Structure. Compass may at any time change the method of effecting the Merger to provide for a merger of a wholly owned Subsidiary (as defined in Section 10.2(f), herein) other than Compass Interim with International and make conforming changes to the Offer; provided, however, that no such change shall (a) alter or change the amount or the kind of the consideration to be received by the holders of International Common Stock as provided in this Agreement; or (b) adversely affect the tax treatment to International stockholders as a result of receiving such consideration (in the opinion of Compass' outside counsel). In the event Compass determines to exercise its right to substitute a different wholly owned subsidiary for Compass Interim hereunder, the Merger Agreement shall promptly be amended to add such subsidiary as a party hereto, and all references in the Agreement to Compass Interim shall be deemed references to such subsidiary.
                                  ARTICLE III
                 EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES
     Section 3.1 Effect on Capital Stock.
     (a) Conversion of Shares. At the Merger Effective Time:
          (i) Each share of International Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares to be cancelled pursuant to Section 3.1(a)(ii) and Dissenting Shares (as hereafter defined)), shall, at the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $7.50 in cash per share of International Common Stock in the Offer (the "Merger Price"), payable to the holder thereof, without interest, upon the surrender of the certificate formerly representing such share.
          (ii) Each share of International Common Stock that is owned by International or by any wholly owned subsidiary of International (but not any Benefit Plan (as defined in Section 4.2(l)(i)) of International or any of its subsidiaries) and each share of International Common Stock that is owned by Compass Holdings, Compass Interim or any other wholly owned subsidiary of Compass, excluding, in each case, any such shares held by International, Compass Holdings or any of their wholly owned subsidiaries in a fiduciary, custodial or similar capacity immediately prior to the Merger Effective Time shall, at the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (iii) Each share of common stock, par value $0.01 per share, of Compass Interim issued and outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.
     (b) Shares of Series A Preferred Stock. Each share of Series A Preferred Stock shall be cancelled and retired by International and shall cease to exist at the Merger Effective Time, as provided in the Series A Preferred Stock Purchase Agreement. Holders of Series A Preferred Stock shall receive no consideration in the Merger by virtue of the cancellation of such shares as provided herein so long as all outstanding shares of Series A Preferred Stock were purchased by Compass or any of its Affiliates at the Offer Closing Time.
     Section 3.2 Dissenting Shares; Exchange of Certificates.
     (a) Dissenting Shares of International Common Stock. Notwithstanding anything in this Agreement to the contrary, shares of International Common Stock which are issued and outstanding immediately prior to the Merger Effective Time and which are held by stockholders who have not voted such shares of International Common Stock in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of International Common Stock in the manner provided by Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided for in
Section 3.1 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the DGCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of International Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Merger Effective Time, the right to receive the consideration provided for in Section 3.1(a) of this Agreement, without any interest thereon.
     (b) Exchange of Shares of International Common Stock.
          (i) Prior to the Merger Effective Time, Compass shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Immediately prior to the Merger Effective Time, Compass will deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 3.1 on a timely basis (the "Exchange Fund").
          (ii) Promptly after the Merger Effective Time, the Exchange Agent shall mail to each record holder, as of the Merger Effective Time, of an outstanding certificate or certificates which immediately prior to the Merger Effective Time represented shares of International Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in
     Section 3.1(a) hereof, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate (other than Certificates representing shares of International Common Stock to be cancelled pursuant to Section 3.1(a)(ii) and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in Section 3.1(a) hereof, without any interest thereon.
          (iii) After the Merger Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of International Common Stock which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in this Article III and in accordance with the procedures set forth in this Article III.

     (c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Merger Effective Time shall be delivered to the Surviving Corporation immediately, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) for exchange for the consideration provided in this Article III in accordance with the procedures set forth in this Article III.
     (d) No Liability. None of Compass, Compass Holdings, Compass Interim, International, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any payments from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (e) Withholding Rights. The Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of International Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Tax (as defined in the Tax Allocation Agreement) law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of International Common Stock in respect of which such deduction and withholding was made.
     (f) Transfer Taxes. Compass Holdings will pay or cause to be paid any Transfer Taxes (as defined in the Tax Allocation Agreement), other than Transfer Taxes imposed on any holder of International Common Stock, imposed in connection with or as a result of the Merger. Notwithstanding the foregoing, Compass Holdings shall receive reimbursement from UCRI for 50% of any such Transfer Taxes which reimbursement shall be paid to Compass Holdings no later than five business days after UCRI receives notice of any such payment.
                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
     Section 4.1 Certain Definitions. As used in Section 4.2 herein, unless specifically provided otherwise, any reference to International shall assume that the Contribution and the Distribution had occurred immediately prior to the date hereof on the terms and conditions set forth in the Reorganization Agreement and therefore, unless otherwise expressly stated or the context otherwise clearly requires otherwise, relate only to the Foodservice Business. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to an entity (or group of entities taken as a whole if so specified) means such event, change or effect would be reasonably expected to be materially adverse to the business, properties, assets, results of operations or consolidated financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole) or on the ability of such entity or group of entities to consummate the transactions contemplated hereby, including the Contribution, the Distribution and the Merger (a "Material Adverse Effect"). As used in this Agreement, any reference to any event, change or effect having a Material Adverse Effect on or with respect to International at any time prior to the Offer Closing Time means such event, change or effect would be reasonably expected to be materially adverse to: (i) the business, properties, assets, results of operations or consolidated financial condition of International and its Subsidiaries taken as a whole or
(ii) the business, properties, assets, results of operations or consolidated financial condition of the Foodservice Business; or (iii) the ability of International to consummate the transactions contemplated hereby, including the Contribution, the Distribution and the Merger.
     Section 4.2 Representations and Warranties of International. In addition to the representations and warranties contained in Section 1.2 herein, International represents and warrants to Compass, Compass Holdings and Compass Interim as follows:
     (a) Organization, Standing, Corporate Power and Subsidiaries. Each of International and Daka is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of International and Daka is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on International and Daka, taken as a whole. A list of each jurisdiction in which International or Daka is qualified is included in Schedule 4.2(a) of the Disclosure Schedule. True, accurate and complete copies of the Certificate of Incorporation and Bylaws of International and of Daka, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Compass. International has made available to legal counsel for Compass true, accurate and complete copies of the minute books of International and Daka, and such minute books contain minutes of all meetings of the boards of directors (and all committees thereof) and stockholders of International or Daka, as appropriate. The capitalization and the state, country or other jurisdiction of incorporation of Daka and any Subsidiaries of Daka is accurately described and identified on Schedule 4.2(a) to the Disclosure Schedule.
     (b) Capital Structure.
          (i) The authorized capital stock of International consists of 30,000,000 shares of International Common Stock and 1,000,000 shares of Series A Preferred Stock. At the close of business on April 30, 1997, (i) 11,148,302 shares of International Common Stock were issued and outstanding, (ii) no shares of International Common Stock were held by International in its treasury, (iii) 1,250,000 shares of International Common Stock were reserved for issuance pursuant to the Benefit Plans and International had commitments to issue up to 768,949 shares of International Common Stock under the Benefit Plans, exclusive of shares issuable under the 1996 Employee Stock Purchase Plan with respect to the offering period beginning April 1, 1997, (iv) 11,911.565 shares of Series A Preferred Stock were issued and outstanding, and (v) contingent warrants to purchase 264,701 shares of International Common Stock (the "International Warrants") were issued and outstanding. Except as set forth above, at the close of business on April 30, 1997, no shares of capital stock or other voting securities of International were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of International are, and all shares which may be issued pursuant to the Benefit Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of International having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of International may vote. Except as set forth above or as provided in Section 1.5 hereof, there are not, and immediately prior to the Offer Closing Time there will not be, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which International is a party or by which it is bound obligating International to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of International or of Daka or obligating International or Daka to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except regarding the Series A Preferred Stock and the International Warrants or as provided in Section 1.5 hereof, there are not any outstanding contractual obligations of International or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of International or its Subsidiaries. International has delivered to Compass a complete and correct copy of the Series A Preferred Stock Purchase Agreement, as amended and supplemented to the date of this Agreement.
          (ii) The authorized capital stock of Daka consists of 12,000,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding, which shares were duly authorized, validly issued, fully paid and nonassessable. All of the outstanding capital stock of Daka is owned by International. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which International or Daka is a party or by which either of them is bound authorizing or obligating the issuance or sale of additional shares of capital stock of Daka. At the Offer Closing Time, International will own all right, title and interest in and to all capital stock and all rights with respect to all capital stock of Daka and will not otherwise, directly or indirectly, own or have the right to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity.
          (iii) As of the Offer Closing Time, the authorized capital stock of UCRI will consist of 30,000,000 shares of UCRI Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. All of the outstanding capital stock of UCRI is, and until immediately prior to the Distribution will be, owned by International. (c) Authority; Noncontravention.
          (i) Each of International and Daka has, and, in the case of any Ancillary Agreements (as defined in Section 10.2(b)), to which it is a party executed at a later time, will have, the requisite corporate power and authority (subject to the approvals described in the next sentence) to enter into this Agreement and the Ancillary Agreements, as the case may be, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation by International and Daka of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of International and Daka, other than, with respect to the Merger, if required by applicable law after the Offer Closing Time, the approval and adoption of this Agreement by the affirmative vote of the holders of International Common Stock representing not less than two-thirds of the outstanding shares of capital stock of International entitled to vote thereon (such holders of such shares, the "Requisite Stockholders"), and formal declaration of the Distribution by International's Board of Directors (which will occur prior to the Offer Closing Date). The Board of Directors of International has approved the Offer, the Merger (subject to approval by the Requisite Stockholders if required), this Agreement and the Ancillary Agreements, and such approval is sufficient to render the provisions of Section 203 of the DGCL and any applicable provisions of International's Certificate of Incorporation or Bylaws inapplicable to the Offer, the Merger, and the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been duly executed and delivered by International and, assuming this Agreement constitutes a valid and binding obligation of the other parties thereto constitutes a valid and binding obligation of International, enforceable against International in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or other similar laws relating to creditors' rights and general principles of equity. Each of the Ancillary Agreements has been duly executed and delivered by each of International, Daka or UCRI, as the case may be, and constitutes, or upon such execution and delivery will constitute, a valid and binding obligation of each of International, Daka or UCRI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or other similar laws relating to creditors' rights and general principles of equity.
          (ii) None of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and compliance with the provisions of this Agreement and the Ancillary Agreements by International, Daka or UCRI will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any adverse claim, restriction on voting or transfer, pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of International and/or Daka (i) under either of their respective Certificates of Incorporation or Bylaws, (ii) except as set forth on Schedule 4.2(c)(ii) to the Disclosure Schedule, under any Material Contract (as defined in Section 4.2(k)) to which International and/or Daka is a party or by which International and/or Daka or any of their respective assets are bound, or (iii) subject to the governmental filings and other matters referred to in the following sentence, under any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to International and/or Daka, or any of their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses or Liens (x) that in the aggregate would not (A) have a Material Adverse Effect on International and Daka, taken as a whole, (B) materially impair the ability of International to perform its obligations under this Agreement or any of the Ancillary Agreements to which International is a party, or (C) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (y) which become applicable as a result of the business or activities in which Compass, Compass Holdings or Compass Interim are or proposed to be engaged (other than the business or activities of the Foodservice Business, considered independently of the ownership thereof by Compass, Compass Holdings and Compass Interim) or as a result of other facts or circumstances specific to Compass, Compass Holdings or Compass Interim. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, or self-regulatory organization, domestic or foreign (a "Governmental Entity"), is required by or with respect to either International or Daka in connection with the execution and delivery of this Agreement and any of the Ancillary Agreements to which it is a party or the consummation by International or Daka of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of such reports and filings under the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder (the "Exchange Act") and the Securities Act of 1933 and all rules and regulations thereunder (the "Securities Act") as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which International or Daka is qualified to do business, (iii) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) expiration of the waiting period under the Exon-Florio Amendment to the Defense Production Act as currently in effect (the "Exon-Florio Amendment") (v) such filings and approvals as may be required under any "takeover" or "blue sky" laws of certain states and as disclosed in Schedule 4.2(c) of the Disclosure Schedule, (vi) such applicable liquor license or permit transfers or amendments as may be required by applicable law, (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the absence of which could not reasonably be expected to have a Material Adverse Effect on International and Daka, taken as a whole, and (viii) such consents, approvals, orders, authorizations, registrations, declarations or filings which become applicable as a result of the business or activities in which Compass, Compass Holdings or Compass Interim are or propose to be engaged (other than the business or activities of the Foodservice Business, considered independently of the ownership thereof by Compass, Compass Holdings and Compass Interim) or as a result of other facts or circumstances specific to Compass, Compass Holdings or Compass Interim.
     (d) Reports.
          (i) International has filed all reports, schedules, forms, statements and other documents required by the Exchange Act or the Securities Act with the SEC since July 2, 1994 (the "International SEC Documents"). As of their respective dates, (x) the International SEC Documents complied in all material respects as to form with the requirements of the Securities Act or the Exchange Act, as the case may be, and (y) none of the International SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (ii) As of their respective dates, the financial statements of International included in the International SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of International and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     (e) Schedule 14D-9; Offer Documents; Form 10; Information Statement. None of the information included in the Schedule 14D-9, the Form 10 or the Information Statement (as those terms are defined in the Reorganization Agreement), or supplied by International in writing for inclusion in the Offer Documents, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Form 10 and the Information Statement, including any amendments thereto, will comply in all material respects with the Exchange Act. Notwithstanding the foregoing, neither International nor Daka makes any representation or warranty with respect to any information supplied by Compass, Compass Holdings or Compass Interim or any of their respective affiliates or representatives in writing for inclusion in the Schedule 14D-9, Form 10 or the Information Statement.
     (f) Absence of Certain Changes or Events. On the date of this Agreement, except as disclosed in the International SEC Documents filed and publicly available prior to the date of this Agreement or the Offer Closing Time, except as disclosed in the International SEC Documents filed and publicly available before the Offer Closing Time or in the International Bring Down Certificate (as defined in the Offer Conditions), since March 29, 1997, each of International and Daka and its Subsidiaries has conducted the Foodservice Business only in the ordinary course, consistent with past practice, and there has not been (i) any Material Adverse Change with respect to International or Daka or any event that could reasonably be expected to have a Material Adverse Effect on International or Daka taken as a whole, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except as provided in Section 1.5 hereof, (iii) any damage, destruction or physical loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Material Adverse Effect on International and Daka taken as a whole, (iv) any material change in accounting methods, principles or practices by International, except insofar as may have been required (in the opinion of International's independent accountants) by a change in generally accepted accounting principles, (v) except as permitted or contemplated hereby or by the Ancillary Agreements, any acquisition or any sale or disposition of any material assets or properties by International, except in the ordinary course of business, consistent with past practice, or (vi) any entry into any agreement, arrangement or commitment to take any of the actions set forth in this Section 4.2(f).
     (g) Litigation. Schedule 4.2(g) of the Disclosure Schedule sets forth, as of the date hereof, (i) each suit, action, investigation or proceeding that seeks damages of more than $25,000, except for matters relating to claims handled by International's or Daka's insurance carriers in the ordinary course of business, and (ii) each criminal investigation, in each case pending or, to the Knowledge of International, expressly threatened, against International or Daka before any Governmental Entity or arbitrator. Except as disclosed in the International SEC Documents, there is no claim, investigation, suit, action or proceeding pending or, to the Knowledge of International, expressly threatened, against International or Daka before or by any Governmental Entity or arbitrator (including any related to the suspension, debarment or similar preclusion of International or Daka from doing business with a Governmental Entity) that, individually or in the aggregate, could reasonably be expected to (x) have a Material Adverse Effect on International and Daka taken as a whole, (y) materially impair the ability of International, Daka or UCRI to perform any obligation under this Agreement or any of the Ancillary Agreements or (z) prevent or materially delay the consummation of any or all of the transactions contemplated hereby or thereby. There are no unpaid judgments, injunctions, orders, arbitration decisions or awards, or, except as set forth in Schedule 4.2(g) of the Disclosure Schedule, other judicial or administrative mandates outstanding against International or Daka.
     (h) Compliance with Applicable Laws. Schedule 4.2(h) of the Disclosure Schedule sets forth, as of the date hereof, all alcoholic beverage licenses and licenses issued, granted or otherwise made available to International or Daka by any Governmental Entity in connection with the Foodservice Business. International or Daka holds all permits, licenses, variances, exemptions, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities which individually or in the aggregate are material to the operation of the Foodservice Business (the "Foodservice Business Permits"). All Foodservice Business Permits are in full force and effect in all material respects, neither International nor Daka has received any written or oral notice or indication that any of the Foodservice Business Permits is under review or consideration for the potential cancellation, revocation or nonrenewal thereof, and neither International nor Daka has Knowledge of any event or condition that could reasonably be expected to lead to any such cancellation, revocation or nonrenewal. International and Daka are in compliance with the terms of the Foodservice Business Permits, except where the failure so to comply would not have a Material Adverse Effect on International and Daka taken as a whole. The business of International and Daka is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations, if any, that individually or in the aggregate do not, and could not reasonably be expected to, have a Material Adverse Effect on International and Daka taken as a whole.
     (i) Brokers or Finders. No broker, investment banker, financial advisor or other person, other than Bear Stearns & Co., Inc., the fees and expenses of which will be paid by UCRI in accordance with Section 3.4 of the Post-Closing Covenants Agreement, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of International or Daka.
     (j) The Foodservice Business.
          (i) The Foodservice Assets (as defined in the Reorganization Agreement) are all the assets used by International and Daka to operate the Foodservice Business and are sufficient to permit International and Daka collectively to operate the Foodservice Business from and after the Offer Closing Time in substantially the same manner as currently conducted; provided, that the parties acknowledge that the Foodservice Assets do not include certain assets as described in the Reorganization Agreement.
          (ii) At the Offer Closing Time, except as contemplated by the Ancillary Agreements and the agreements specifically contemplated thereby, neither UCRI nor any of its Subsidiaries will use in the conduct of its business or own or have rights to use any material assets or property, whether tangible, intangible or mixed, which have also been heretofore used in the conduct of the business of the Foodservice Business. At the Offer Closing Time, neither UCRI nor any of its Subsidiaries will be a party to any contract, agreement, arrangement or understanding with International (other than the Ancillary Agreements and the agreements specifically contemplated thereby) relating to the Foodservice Business or pursuant to which International may have any obligation or liability. After the Offer Closing Time, International, the Surviving Corporation, Daka and Compass and its other Subsidiaries will not have any liability whatsoever, direct or indirect, contingent or otherwise, in any way relating to the business, operations, indebtedness, assets or liabilities of UCRI or any of its Subsidiaries, except as expressly contemplated by the Ancillary Agreements and the agreements specifically contemplated thereby.
     (k) Material Contracts.
          (i) On the date of this Agreement and at the Offer Closing Time;
             (A) each Material Contract (as defined below), together with all modifications and amendments thereto, is the valid and binding obligation of International or Daka, as the case may be, in full force and effect, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application affecting creditors' rights generally and by equitable principles, other than Customer Contracts as to which notice of termination has been given but as to which International has no Knowledge;
             (B) neither International nor Daka is in breach or default under any Material Contract, except for such breaches or defaults that do not, and will not with the passage of time or the giving of notice, or both, individually or in the aggregate, have a Material Adverse Effect on International and Daka taken as a whole and, to the Knowledge of International, no other party is in material default thereunder;
             (C) neither International nor Daka has received any written or oral notice of any event or condition that constitutes, or with the passage of time would constitute, a material default by International or Daka under any Material Contract, which event or condition would reasonably be expected to have a Material Adverse Effect on International and Daka taken as a whole; and
             (D) neither International nor Daka has received written notice or other notice or advice of termination, cancellation, nonrenewal or adverse price adjustment of any Material Contract other than a Customer Contract.
          (ii) Schedule 4.2(k) of the Disclosure Schedule contains a true a complete list of all Material Contracts, including a list of each Customer Contract.
          (iii) True and complete copies of each Material Contract have been made available to Compass.
          (iv) As used herein, the term "Material Contract," shall mean any contract, agreement, arrangement or understanding to which International or Daka is a party or by which International or Daka or any of their respective assets are bound with respect to the Foodservice Business, that is or contains any of the following:
             (A) a contract to provide contract food and contract catering services (excluding immaterial vending services contracts) to customers of International or Daka as to which International or Daka was a party at any time since June 29, 1996 ("Customer Contracts");
             (B) a contract of employment that is other than at will or any arrangement binding on International or Daka providing any employee with termination benefits other than those available under International's or Daka's generally applicable severance policy;
             (C) a contract with any labor union or association;
             (D) a contract with any affiliate of International or Daka (including, without limitation, UCRI and its Subsidiaries);
             (E) a contract containing a covenant binding International or Daka not to compete relating to the operations of the Foodservice Business;

             (F) a loan or similar agreement relating to the borrowing of money of any other Person in excess of $5,000;
             (G) any lease or sublease relating to Real Property (as defined in Section 4.2(u) herein);
             (H) any contract not fully performed, including without limitation contracts for the purchase of any commodity, material, services or equipment, or fixed assets, for a price in excess of $50,000 in the aggregate over the life of the contract which does not permit International or Daka to terminate the contract upon less than 90 days' notice or expressly requires it to pay liquidated damages of more than $5,000 upon early termination;
             (I) any license agreement (as licensor or licensee) or any franchise agreement (as franchisor or franchisee);
             (J) any vehicle master lease or other personal property master lease;
             (K) any contract that obligates International or Daka to obtain all or a substantial portion of its requirements of any goods or services from, or supply all or a substantial portion of the requirements for any goods or services of, any other person.
             (L) Benefit Plans, Employment and Labor Relations.
             (i) Schedule 4.2(l) of the Disclosure Schedule contains an accurate and complete list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other plans, agreements, policies or arrangements relating to stock options, stock purchases, compensation, deferred compensation, severance, and other employee benefits, in each case maintained or contributed to as of the date of this Agreement by International or Daka for the benefit of any current or former employees, officers or directors of International or Daka or for which International or Daka is or could be liable, as a result of its status as an ERISA Affiliate (as defined below) (collectively, the "Benefit Plans"). Benefit Plans shall not include any "multiemployer plan" as described in Section 37(A) of ERISA (a "Multiemployer Plan"). Each Multiemployer Plan is so noted in Schedule 4.2(l) of the Disclosure Schedule. Each Benefit Plan has been duly authorized by all necessary corporate action by International or any participating Subsidiary or ERISA Affiliate. International has delivered to Compass true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof); (B) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required); (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required; (D) each trust agreement or group annuity contract relating to any Benefit Plan; (E) all collective bargaining agreements pursuant to which contributions to any Benefit Plan have been made or obligations incurred or are being made or are owed by International or Daka; (F) all personnel, payroll and employment manuals and policies; (G) all insurance policies purchased by or to provide benefits under any Benefit Plan; (H) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan, and all reports submitted within the three years preceding the date of this Agreement by any such third parties with respect to any such Benefit Plan; and (I) copies of all notices that were given by International or Daka or any Benefit Plan to the IRS or the United States Department of Labor (the "DOL") or any participant or beneficiary pursuant to any statute (including without limitation notifications pursuant to Section 601 et seq. of ERISA and Section 4980B of the Code), and copies of all notices that were given by the IRS, the DOL or the Pension Benefit Guaranty Corporation ("PBGC") to International or Daka or any Benefit Plan, in each case within the three years preceding the date of this Agreement (other than benefit statements to participants in the Benefit Plans). International shall update Schedule 4.2(l) of the Disclosure Schedule and the information shall be made available to Compass through the Offer Closing Time. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),
     (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to
     Section 4001(a)(14) of ERISA, at any time.

          (ii) The Benefit Plans are on the date hereof in compliance with the applicable provisions of ERISA and the Code, the rules and regulations promulgated thereunder, all other applicable laws and the terms of all applicable collective bargaining agreements. There are no investigations by any federal or state entity, or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings against or with respect to which any Benefit Plan is a party or asserting any rights to or claims for benefits under any Benefit Plan that would give rise to any liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on International or Daka taken as a whole. There are no involuntary termination proceedings which have been instituted against any Pension Plan.
          (iii) Each of International and Daka has performed all of its material obligations under all Benefit Plans and has made appropriate entries in its financial records and statements prepared in accordance with generally accepted accounting practices for all obligations and liabilities under such Benefit Plans that have accrued but are not yet due. Each Pension Plan that is intended to be a tax-qualified plan is the subject of either a (A) favorable determination letter from the IRS received in the preceding two years from the date hereof, or (B) pending determination letter request (a "Determination Letter Request") filed with the IRS within the remedial amendment period described under Section 401(b) of the Code, in each case to the effect that such Pension Plan is qualified under Section 401(a) of the Code, subject to the customary reservations as to the Pension Plan's operational compliance with Code requirements. No such determination letter on any Pension Plan has been revoked, and the IRS has not issued written notice of its intent to revoke the qualified status of any such Pension Plan. No event has occurred and no circumstance exists that would reasonably be expected to result in the disqualification of such Pension Plan or, with respect to each Determination Letter Request, would reasonably be expected to cause the IRS not to issue a favorable determination letter. International has delivered to Compass Holdings a copy of the most recent determination letter received with respect to each Pension Plan for which a letter has been issued, as well as any Determination Letter Request still pending.
          (iv) No statement, either written or oral, has been made by International or Daka to any individual with regard to any Benefit Plan that was not in accordance with the respective Benefit Plan and that could have material adverse economic consequences to the Surviving Corporation or Compass Holdings.
          (v) Each Benefit Plan is and has been administered, and International and Daka, with respect to all Benefit Plans are, in compliance in all material respects with ERISA, the Code and other applicable laws and with applicable collective bargaining agreements. This statement specifically means, but is not limited to, the following matters:
             (A) No transaction prohibited by Section 406 of ERISA and no "prohibited transaction" under Section 4975 of the Code have occurred with respect to any Benefit Plan.
             (B) International and Daka have had no liability to the PBGC with respect to any plan or have any liability under Sections 502 or 4071(c) of ERISA. All filings required by ERISA and the Code as to each Benefit Plan have been timely filed, and all notices and disclosures to participants under such Benefit Plans required by either ERISA or the Code have been timely provided.
          (vi) Each of the following statements is true and correct regarding each Benefit Plan:
             (A) No event or circumstance specific to International or Daka (as opposed to general economic or industry events that impact International or Daka as members of an affected group or class of business enterprises), except for ordinary course matters such as workers compensation adjustments, has occurred or exists that could result in a material increase in premium costs of any Benefit Plan that are insured, or material increase in benefit costs of such Benefit Plans that are self-insured.
             (B) Except for any Multiemployer Plan, no Benefit Plan must report to the PBGC.
             (C) Neither International nor Daka has received any notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or to avoid the imposition of any excise tax, or that such Multiemployer Plan intends to terminate or has terminated. To the Knowledge (as defined in 10.2(c) herein, of International and/or

        Daka, no Multiemployer Plan listed in Schedule 4.2(l) to the Disclosure Schedule to which International or Daka contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.
             (D) Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, neither International nor Daka provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee or beneficiary following such employee's retirement or other termination of service.
             (E) International or Daka has the right to modify and terminate benefits to retirees (other than benefits provided under Pension Plans) with respect to both retired and active employees. Each Benefit Plan has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
          (vii) Except as set forth on Schedule 4.2(l) of the Disclosure Schedule, neither International nor Daka now sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time since January 1, 1990, sponsored, maintained, contributed to, or been obligated to contribute to, any single employer, multiple employer or Multiemployer Plan subject to the provisions of Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code. Other than with respect to the Multiemployer Plans set forth on Schedule 4.2(l) to the Disclosure Schedule, no liability currently exists, and under no circumstances could International or any of its ERISA Affiliates incur a liability pursuant to the provisions of Title I, II or IV of ERISA or Section 412, 4971 or 4980B of the Code that could become a liability of the Surviving Corporation or Compass Holdings after the Offer and the Merger. Without limiting the generality of the foregoing, neither International nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or
     Section 4204 of ERISA for the purpose of evading liability under subtitle D of Title IV of ERISA. Neither International nor Daka has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any Multiemployer Plan (within the meaning of Section 4001(a)(3) of ERISA) that has led to or could lead to the imposition of a material withdrawal liability under Section 4201 of ERISA that remains unpaid as of the date hereof.
          (viii) Neither International nor Daka has incurred any material liability, nor has any event occurred that could reasonably result in any material liability, under Title I or Title IV of ERISA (other than to a Pension Plan for contributions not yet due or to the PBGC for payment of premiums not yet due) or under Section 412 or Chapter 43 of the Code that has not been fully paid as of the date hereof.
          (ix) Except as set forth in Schedule 4.2(l) of the Disclosure Schedule, neither International nor Daka is a party to, or bound by, any contract with any labor union or association, including, without limitation, any collective bargaining, labor or similar agreement. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (A) constitute a breach or default under any such agreement, (B) give rise to any right to terminate, amend or modify any such agreement or (C) create any withdrawal liability. Except as set forth in Section 4.2(l) of the Disclosure Schedule, since January 1, 1996, there has not been, and there is not currently, pending or existing and there is not and has not been threatened (A) any strike, slow-down, picketing, work stoppage or formal employee grievance or arbitration process; (B) any proceeding against International or Daka relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge, claim or action or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the DOL or any other federal or state governmental body, any organizational activity or other labor or unemployment dispute against International, Daka or the Surviving Corporation; (C) any application for certification of a collective bargaining agent; or (D) any formal or to the Knowledge of International or Daka other organizational activity by International's or Daka's employees. To the Knowledge of International or Daka, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by International or Daka, and no such action is contemplated by International or Daka. International and Daka are in compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination, employee leave, hours, benefits, the payment of social security taxes, and occupational health, and is not engaged in any unfair labor practice except where the failure to so comply or the result of such unfair labor practice, as the case may be, would not have a Material Adverse Effect on International or Daka taken as a whole.
          (x) As of the date of this Agreement, there are no employees who have been laid off from facilities of International or Daka and who have recall rights under any collective bargaining agreement.
          (xi) Except as disclosed in the International SEC Documents, since the date of the most recent audited financial statements included in the International SEC Documents, there has not been any adoption of or amendment in any collective bargaining agreement or any Benefit Plan other than any adoption or amendment of a Benefit Plan permitted under Section 5.1(g).
     (m) Absence of Certain Business Practices. Since July 2, 1994, neither International or Daka, nor, to the Knowledge of International or Daka (other than solely as a result of the Knowledge of any individual who engages in such conduct), any officer, employee or agent thereof, or any other person acting on either of their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Foodservice Business (or assist International or Daka in connection with any actual or proposed transaction relating to the Foodservice Business) (i) which subjected or might have subjected International or Daka to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given, might have had a Material Adverse Effect on International and Daka taken as a whole, (iii) which if not continued in the future, might have a Material Adverse Effect on International and Daka taken as a whole, or subject International or Daka to suit or penalty in any private or governmental litigation, (iv) which, in case of a payment made directly or indirectly to an official or employee of any government or of an agency or instrumentality of any government, constitutes an illegal bribe or kickback (or, if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a person other than an official or employee of a government or of an agency or instrumentality of a government, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any state which subjects the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business or the termination of a Customer Contract.
     (n) Intellectual Property.
          (i) For purposes of this Agreement, "Intellectual Property" shall mean all of the following (in whatever form or medium) that are owned by or licensed to International or Daka, whether domestic or foreign, and are used in the conduct of the Foodservice Business as conducted currently: patents, trademarks, service marks and copyrights (whether registered or unregistered); applications for patents and for registration of trademarks, service marks and copyrights; trade secrets and trade names; know how, research and other technical information; and invention disclosures to be filed or awaiting filing determinations; but not including any commercially available "off-the-shelf" software licenses, the loss of which would not have a Material Adverse Effect on International or Daka, taken as a whole.
          (ii) Schedule 4.2(n) of the Disclosure Schedule sets forth a complete list of all Intellectual Property applications and registrations therefor which are unexpired or uncancelled as of the date hereof. Except for such matters that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on International and Daka taken as a whole, (A) the Intellectual Property owned by International or Daka is valid and enforceable, free and clear of all Liens; (B) International or Daka has taken all reasonable actions necessary to maintain and protect its rights to the Intellectual Property; (C) there has been no claim made against International or Daka asserting the invalidity, misuse, unregistrability or unenforceability of any of the Intellectual Property or challenging its right to use or ownership of any of the Intellectual Property; (D) neither International nor Daka has any Knowledge of any infringement or misappropriation of any of the owned Intellectual Property; (E) to the Knowledge of International or Daka, the conduct of the Foodservice Business has not infringed or misappropriated and does not infringe or misappropriate any intellectual property or proprietary right of any other entity; (F) no loss of any of the Intellectual Property is pending or to the Knowledge of International or Daka threatened; (G) the owned Intellectual Property, and to the Knowledge of International and Daka the licensed Intellectual Property, as it is currently used in the Foodservice Business, is sufficient to operate the Foodservice Business as it is currently conducted; (H) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Intellectual Property; (I) International has not licensed or in any other way authorized any other party to use the Intellectual Property; and (J) to the Knowledge of International or Daka, each of the agreements under which International or Daka licenses any Intellectual Property is a valid and binding obligation of the licensor, enforceable in accordance with its terms. (o) Taxes. Except as disclosed in
     Schedule 4.2(o) of the Disclosure
Schedule:
          (i) No material Liens for Taxes exist with respect to any of the assets or properties of any of International or Daka, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith.
          (ii) All material Tax Returns (as defined in the Tax Allocation Agreement) required to be filed by or on behalf of International or Daka, or any consolidated, combined, affiliated or unitary group of which International or Daka is or has ever been a member (together the "International Affiliated Group"), have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.
          (iii) Each such Tax Return was complete and correct in all material respects.
          (iv) All material Taxes with respect to taxable periods for which International or Daka is or might otherwise be liable (together "Relevant Taxes") have been paid in full, or reserves therefor have been established in accordance with generally accepted accounting principles on the balance sheets contained in the International SEC Documents, and on a basis consistent with past practice.
          (v) All Federal income Tax Returns filed by or on behalf of the International Affiliated Group have been examined by and settled with the IRS, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the period ended July 1, 1995.
          (vi) All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Taxing Authority (as defined in the Tax Allocation Agreement) have been paid in full.
          (vii) There is no audit, examination, deficiency or refund litigation pending with respect to any material Relevant Taxes, and no Taxing Authority has given written notice of the commencement of any audit, examination or deficiency litigation, with respect to any material Relevant Taxes.
          (viii) Neither International nor Daka is a party to a tax allocation agreement other than the Tax Allocation Agreement.
          (ix) Neither International nor Daka shall be required to include in a taxable period ending after the date on which the Offer Closing Time occurs, a material amount of taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code or any comparable provision of state or local Tax law.
          (x) (A) No person has made with respect to International or Daka, or with respect to any property held by International or Daka, any consent under Section 341 of the Code and (B) neither International nor Daka is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982.
          (xi) Neither International or Daka, nor any member of any controlled group (within the meaning of Section 993(a)(3) of the Code) that includes International or Daka, nor any of their respective officers, directors, employees or independent contractors acting on their behalf, has in any tax year ended after July 1, 1995, participated in or cooperated with an international boycott (within the meaning of Section 999(b)(3) of the Code).
          (xii) Neither International nor any of its Subsidiaries has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (p) Insurance Policies. Insurance policy numbers 485-31-39 and 485-31-40, each issued by National Union Fire Insurance Company of Pittsburgh, PA, are in full force and effect, all premiums have been paid in full, there are no factual or legal grounds for the cancellation of either policy and no contractual agreements exist between International and the carrier which would effect or modify the availability of such coverages.

     (q) Actions Affecting Recent Acquisitions. Schedule 4.2(q) of the Disclosure Schedule is a true and complete list of all Tax-free transactions within the meaning of Section 368 of the Code in which International or its Subsidiaries was or is a party since June 27, 1992. International and its Subsidiaries have complied in all material respects with all of the terms and obligations of all such agreements and International has not taken, and has not permitted any of its Subsidiaries to take, any action that would disqualify those acquisitions as tax-free transactions within the meaning of Section 368 of the Code.
     (r) Foodservice Business Financial Statements. Attached to Schedule 4.2(r) of the Disclosure Schedule is the unaudited statement of assets and liabilities as of March 29, 1997 (the "Foodservice Proforma Balance Sheet"), both actual and a pro forma basis after giving effect to the Contribution and Distribution. Also attached to Schedule 4.2(r) of the Disclosure Schedule is the unaudited actual Foodservice Segment Income for the period June 30, 1996 through March 29, 1997 for the Foodservice Business. (Collectively, Schedule 4.2(r) represents the "Foodservice Business Financial Statements"). The Foodservice Business Financial Statements were prepared in accordance with generally accepted accounting principles and such procedures as are set forth on Schedule 4.2(r) of the Disclosure Schedule, consistently applied, fairly present the financial condition and results of operations of the Foodservice Business as of March 29, 1997 and for the nine months then ended.
     (s) Indebtedness. Set forth on the Foodservice Business Balance Sheet or on
Schedule 4.2(s) to the Disclosure Schedule is a complete and correct record of all outstanding indebtedness for borrowed money or any other obligation evidenced by a promissory note or other instrument or guarantee or letter of credit or a capitalized lease or a swap, cap or collar agreement or similar hedging arrangement to mitigate risks of interest rates or commodity prices for which International or Daka or any of its Subsidiaries is the account party or otherwise obligated ("Indebtedness") as of March 29, 1997. Since March 29, 1997, there has been no material change in the amount, interest rates, sinking funds, installment payments or maturities of such Indebtedness. International has delivered to Compass a complete and correct copy of the Credit Facility (as defined in Section 5.1(f)(ii)), as amended and supplemented to the date of this Agreement.
     (t) Properties.
          (i) Except (A) as may be reflected in the Foodservice Business Balance Sheet, (B) for any Lien for current taxes not yet delinquent, (C) for Liens with respect to Funded Debt (as defined in Section 5.1(f)(ii), hereof) to be released as of the Offer Closing Time pursuant to Section 6.4(b) (ii) hereof, (D) for Liens set forth in Schedule 4.2(t) to the Disclosure Schedule and (E) for such other Liens as do not materially affect the value of the property reflected in the Foodservice Business Balance Sheet or acquired since the date of the Foodservice Business Balance Sheet and which do not, individually or in the aggregate, materially interfere with or impair the present and continued use of such property, International or Daka has good title, free and clear of any Liens, to all of the property reflected in the Foodservice Business Balance Sheet, and all property acquired since the date of the Foodservice Business Balance Sheet, except such property as has been disposed of (or, in the case of receivables, collected or paid) in the ordinary course of business consistent with past practice.
          (ii) As of the date of the Foodservice Business Balance Sheet, all the material tangible Foodservice Assets were in generally good working condition (normal wear and tear excepted) and were suitable in all material respects for the purposes for which they were being used except where the loss of such assets would not have a Material Adverse Effect on International and Daka taken as a whole.
     (u) Real Property.
          (i) Neither International nor Daka owns any real property. Schedule 4.2(u) of the Disclosure Schedule, consisting of a report prepared from the accounting records, sets forth all real property leased or used by International or Daka in connection with the Foodservice Business (the "Real Property").
          (ii) Except as set forth on Schedule 4.2(k) of the Disclosure Schedule, neither International nor Daka is a party to any lease of Real Property.
          (iii) All buildings and improvements located on the Real Property are in generally good operating condition and repair, ordinary wear and tear excepted, and do not violate any zoning or building regulations or ordinances where located, except for violations that do not materially impair the use of the Real Property, except where such condition or violation would not have a Material Adverse Effect on International and Daka taken as a whole.
          (iv) True, correct and complete copies of title reports, surveys and leases in International's or Daka's possession relating to the Real Property have been furnished or made available to Compass.
          (v) None of the Real Property, or any portion thereof, is currently condemned, requisitioned or otherwise taken by any public authority, and, to International's Knowledge, no such condemnation, requisition or taking is threatened.
     (v) Environmental Matters.
          (i) Except as set forth in Schedule 4.2 (v) of the Disclosure Schedule, (A) International and Daka, with respect to the Foodservice Business and the Real Property, are in material compliance with all applicable laws and regulations for the protection of the environment and are subject to no continuing agreements, orders or judgments with respect to compliance with environmental protection laws; (B) International and Daka, with respect to the Foodservice Business and the Real Property, have received no notices of unremedied violations from any Governmental Entity, and there are no governmental investigations or audits, whether pending, threatened or otherwise with respect thereto, the violation of which could result in the imposition of a fine, penalty, liability, cost or expense; and (C) International and Daka, with respect to the Foodservice Business, have obtained or have made or will, before Closing, make application and pay for all permits, licenses, orders and approvals of governmental or administrative authorities which either are required by applicable environmental protection laws or regulations to permit it to carry on the Foodservice Business in substantially the same manner as currently conducted, or which are applicable to the Real Property, and International and Daka are in material compliance with the requirements set out in such permits, licenses, orders and approvals.
          (ii) Neither International nor Daka in the operation of the Foodservice Business has used, stored, disposed or released any Hazardous Material (as defined in the Post-Closing Covenant Agreement), except such substances as are normally used in the conduct of the Foodservice Business, and then in such quantities as are appropriate to the Foodservice Business and in compliance in all material respects with Environmental Laws (as defined in the Post-Closing Covenants Agreement).
     (w) Fraudulent Conveyance; Solvency.
          (i) The transactions contemplated by this Agreement and the Ancillary Agreements have not been undertaken by International or its Subsidiaries with an intent to hinder, delay or defraud any creditors of International or its Subsidiaries. Based on the assumption that (A) the Funded Debt (as defined in Section 5.1(f) (ii) will be repaid in full simultaneously with the Offer Closing Time and (B) Compass intends to provide International and Daka after the Offer Closing Time with sufficient capital with which to conduct the Foodservice Business as such business is now conducted and is proposed by Compass to be conducted, International and Daka (X) will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and
     (Y) will not have unreasonably small capital with which to conduct their business after the Offer Closing Time.
          (ii) (A) The fair value of the assets of UCRI and its Subsidiaries will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of UCRI and its Subsidiaries, (B) the present fair salable value of the property of UCRI and its Subsidiaries will be greater than the amount that will be required to satisfy any probable liability of UCRI and its Subsidiaries on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) UCRI and its Subsidiaries will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) UCRI and its Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such business is now conducted and is proposed to be conducted, in each case, following the Offer Closing Time.
          (iii) UCRI does not intend to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

     Section 4.3 Representations and Warranties of Compass, Compass Holdings and Compass Interim. Each of Compass, Compass Holdings and Compass Interim represents and warrants to International as follows:
     (a) Organization, Standing and Corporate Power. Compass is a public limited liability company duly incorporated and registered under the laws of England and Wales. Each of Compass Holdings and Compass Interim is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Compass, Compass Holdings and Compass Interim has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Compass, Compass Holdings and Compass Interim is duly qualified or licensed to do business and is validly existing or in good standing, as appropriate, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and validly existing or in good standing, as appropriate, would not in the aggregate have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. True, accurate and complete copies of Compass' Memorandum and Articles of Association, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to International.
     (b) Authority; Noncontravention. Each of Compass, Compass Holdings and Compass Interim has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Compass, Compass Holdings and Compass Interim. This Agreement has been duly executed and delivered by each of Compass, Compass Holdings and Compass Interim and, assuming this Agreement constitutes a valid and binding obligation of International, constitutes a valid and binding obligation of each of Compass, Compass Holdings and Compass Interim, enforceable against it in accordance with its terms. None of the execution and delivery of this Agreement, the Ancillary Agreements to which Compass, Compass Holdings or Compass Interim is a party or the consummation of the transactions contemplated hereby and thereby (at the time of each such consummation) and compliance with the provisions of this Agreement or such Ancillary Agreements will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Compass, Compass Holdings or Compass Interim under, (i) the memorandum and articles of association of Compass or the certificate of incorporation or bylaws of Compass Holdings or Compass Interim , (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Compass or any of its Subsidiaries is a party or by which Compass or any of its subsidiaries or any of their respective assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Compass, or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole, (y) materially impair the ability of Compass to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or such Ancillary Agreements to which it is party. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Compass or any Subsidiary of Compass in connection with the execution and delivery of this Agreement and any of the Ancillary Agreements to which it is a party, or the consummation by Compass or any of its Subsidiaries of any of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC such reports and filings under the Securities Act and the Exchange Act, as applicable, as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which International is qualified to do business, (iii) expiration of the waiting period under the HSR Act, (iv) expiration of the waiting period under the Exon-Florio Amendment, (v) such filings and approvals as may be required under any "takeover" or "blue sky" laws of certain states, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole.

     (c) Schedule 14D-1; Offer Documents; Form 10; Information Statement. None of the information included in the Offer Documents and none of the information supplied by Compass for inclusion in the Schedule 14D-9, the Form 10 or the Information Statement, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied by International in writing for inclusion in the Offer Documents will comply in all material respects with the Exchange Act. Notwithstanding the foregoing, Compass makes no representation or warranty with respect to any information supplied by International or Daka or any of their respective affiliates or representatives in writing for inclusion in the Schedule 14D-1 or the Offer Documents.
     (d) Sufficient Funds. Compass Holdings has, or will have prior to the satisfaction of the Offer Conditions, sufficient funds available to purchase all shares of International Common Stock on a fully diluted basis at the Offer Price and the Merger Price.
     (e) Consummation of Transactions. As of the date of this Agreement, Compass has not received written notice from any Federal or state governmental agency or authority indicating that such agency or authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.
     (f) Voting Requirements. No action by the ordinary shareholders of Compass is required to approve this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby.
     (g) Brokers or Finders. No broker, investment banker, financial advisor or other person, other than Patricof & Co. Capital Corp. and NationsBanc Capital Markets, Inc., the fees and expenses of which will be paid by Compass, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Compass.
                                   ARTICLE V
                                   COVENANTS
     Section 5.1 Covenants of International and Daka. During the period from the date of this Agreement and continuing until the Offer Closing Time, International, on behalf of International and its Subsidiaries, agrees that, except for the Contribution, the Distribution and the other transactions expressly provided for in the Ancillary Agreements or any other agreements contemplated thereby or as contemplated or permitted by this Agreement (including, without limitation, Section 5.1(m)), or to the extent that Compass shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):
     (a) Ordinary Course. International and Daka shall conduct the Foodservice Business in the ordinary course, consistent with past practice (including without limitation, not taking any actions out of the ordinary course to generate cash, such as delaying payables or accelerating receivables) using reasonable efforts to preserve beneficial relationships between the Foodservice Business and its suppliers, employees and customers. Without limiting the generality of the foregoing, except with the prior written consent of Compass (which consent shall not be unreasonably withheld or delayed), International and Daka will, with respect to the Foodservice Business:
          (i) not commence or commit to any capital projects having an individual cost of $50,000 or more, or with an aggregate cost for all such projects of $250,000 or more, other than as required under the terms of any Customer Contracts;
          (ii) not enter into any contracts or agreements relating to or obligating the Foodservice Business that involve amounts in excess of $50,000 individually or $250,000 in the aggregate other than (A) Customer Contracts or (B) in the ordinary course of the Foodservice Business unless such contracts or agreements are cancelable on 30 days or less notice without penalty or premium;
          (iii) maintain overall sales incentive programs for all of International's and Daka's Foodservice Business handled by salesmen that will provide compensation to salesmen at a rate that is at least equal to those maintained by International or Daka during the comparable period during the last fiscal year; and

          (iv) not enter into any amendment to the Credit Facility (as defined in Section 5.1(f) (ii) herein).
     (b) Changes in Stock.
          (i) Other than as contemplated by Section 1.5 hereof, or with respect to any Subsidiary which is not engaged in the Foodservice Business, International shall not, nor shall International permit Daka to, issue, transfer or sell, or authorize or propose or agree to the issuance, transfer or sale by International or Daka of, any shares of its capital stock of any class or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, equity interests or convertible securities, other than the issuance of shares of International Common Stock (i) upon the exercise of stock options outstanding as of the date of this Agreement pursuant to any Benefit Plan, or (ii) to make any payment under any Benefit Plan that is required as of the date of this Agreement to be made in the form of shares of International Common Stock.
          (ii) Other than with respect to any Subsidiary which is not engaged in the Foodservice Business, International shall not (A) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (B) other than in connection with the exercise of stock options outstanding as of the date of this Agreement under any Benefit Plan, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of International or any of its subsidiaries.
          (iii) Compass Holdings shall, subject to the terms and conditions of the Series A Preferred Stock Purchase Agreement, purchase all of the outstanding shares of Series A Preferred Stock and all of the International Warrants simultaneously with the Offer Closing Time.
     (c) Governing Documents. International shall not, nor shall it permit Daka to, amend or propose to amend its Articles of Incorporation (or, if applicable, its Certificate of Incorporation or other charter document) or Bylaws.
     (d) No Acquisitions. Except as provided in Schedule 5.1(d) to the Disclosure Schedule, International shall not, nor shall it permit Daka to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation or other business organization that would be directly or indirectly acquired by Compass in the Merger or that would create liabilities or obligations that would be binding upon Compass or its Subsidiaries, including Daka or the Surviving Corporation following the Offer Closing Time, or (ii) except as provided in the Reorganization Agreement, make any other investment in any Person (whether by means of loan, capital contribution, purchase of capital stock, obligations or other securities, purchase of all or any integral part of the business of the person or any commitment or option to make an investment or otherwise) which acquisition would be directly or indirectly acquired by Compass in the Merger or that would create liabilities or obligations that would be binding upon Compass or its Subsidiaries, including Daka or the Surviving Corporation following the Offer Closing Time other than pursuant to Customer Contracts in the ordinary course of business.
     (e) No Dispositions. International shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the assets of the Foodservice Business (including, without limitation, any Real Property, inventory, equipment or Intellectual Property) other than (except with respect to Intellectual Property) in the ordinary course of business consistent with past practice and the sale or other disposition of obsolete equipment.
     (f) Indebtedness.
          (i) International shall take such action as may be necessary so that, as of the Offer Closing Time, International and Daka, taken as a whole, shall not have any Indebtedness other than: (A) the Funded Debt (as defined below), and (B) Indebtedness incurred pursuant to a written agreement that provides that such Indebtedness will be assumed by UCRI or a Subsidiary of UCRI at or prior to the Offer Closing Time and that, upon such assumption, International and Daka shall have no obligation or liability in respect of such Indebtedness.
          (ii) The term "Funded Debt" means the amount of Indebtedness outstanding plus any accrued but unpaid interest and fees under the terms of the Third Amended and Restated Credit Agreement dated as of

     October 15, 1996 among International, Subsidiary Guarantors, the Banks Party Thereto and The Chase Manhattan Bank, as Agent, as amended through the date hereof (the "Credit Facility"), together with the amount of Indebtedness outstanding (consisting of market to market exposure) plus all other amounts due under any Interest Rate Protection Agreement (as defined in the Credit Facility) which aggregate amount shall not exceed $110,000,000.
     (g) Benefit Plans; Collective Bargaining Agreements. Except as contemplated by the Reorganization Agreement or Section 1.5 hereof, International shall not, nor shall it permit Daka to: (i) except to the extent required by law, adopt any Benefit Plan or amend any Benefit Plan to the extent such adoption or amendment
(x) would create or increase any liability or obligation on the part of International or Daka that will not either (A) be fully performed or satisfied prior to the Offer Closing Time or (B) be assumed by UCRI pursuant to the Reorganization Agreement with no remaining obligation on the part of International or Daka, or (y) would increase the number of shares of International Common Stock (if any) to be issued under such Benefit Plan; (ii) except for normal increases in the ordinary course of business consistent with past practice, increase the base salary of any employee of the Foodservice Business; or (iii) enter into or modify in any material respect any collective bargaining agreement governing employees of the Foodservice Business except as required for good faith bargaining in connection with new or expiring Customer Contracts.
     (h) Employee Agreements. Prior to the Distribution, each of International and Daka shall use its best efforts to assign to UCRI or terminate all employment agreements with officers of International or Daka who are not Foodservice Employees (the "Employment Agreements") and all severance agreements with officers of International or Daka who are not Foodservice Employees (the "Severance Agreements"). The parties hereto acknowledge and agree that, regardless of whether such Employment Agreements and Severance Agreements are so assigned or terminated, all liabilities and obligations under or arising from such Employment Agreements and Severance Agreements shall be deemed to be "UCRI Liabilities" as such term is defined in the Reorganization Agreement, with respect to which UCRI shall indemnify Compass, International and Daka as provided therein.
     (i) [Reserved].
     (j) Accounting Policies and Procedures. International will not and will not permit Daka to change any of its accounting principles, policies or procedures, except such changes as may be required, in the opinion of International's independent accountants, by generally accepted accounting principles or changes that in the opinion of said accountants are not material to International's consolidated financial statements and would not be material if applicable to the Foodservice Business Financial Statements (as to which changes and opinion International shall promptly notify Compass).
     (k) Liens. International shall not, and shall not permit Daka to, create, incur or assume any Lien on the Foodservice Assets (as defined in the Reorganization Agreement), except for Liens created, incurred or assumed in the ordinary course of business consistent with the past practices of International and its subsidiaries, which Liens would not have a Material Adverse Effect on International and Daka taken as a whole.
     (l) Deferred Tax Assets and Liabilities. Prior to the Offer Closing Time, International will not, and will not permit any of its Subsidiaries to, take any action that would increase the amount of deferred Tax liabilities, or decrease the amount of deferred Tax assets, of International or its Subsidiaries (as determined for financial accounting purposes), other than an action in the ordinary course of business consistent with past practice or as required by applicable law or as contemplated by the Reorganization Agreement.
     (m) Exclusivity.
          (i) Neither International nor any of its directors, officers or employees shall, and International shall use its best efforts to ensure that none of its agents, advisors or representatives (collectively, "Representatives"), shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any Person (other than Compass and its Subsidiaries) or such Person's directors, officers, employees, representatives and agents that constitute, or would reasonably be expected to lead to a Third Party Acquisition. For purposes of this Agreement, a "Third Party Acquisition" shall mean (A) the acquisition by any Person of more than 20% of the total assets of the Foodservice Business, (B) the acquisition by any Person of 20% or more of (x) the International Common Stock or (y) the total number of votes that may be cast in the election of directors of International at any meeting of stockholders of International assuming all shares of International Common Stock and all other securities of International, if any, entitled to vote generally in the election of directors were present and voted at such meeting, or (C) any merger, consolidation or other combination of International or Daka with any Person; provided, however, that the term "Third Party Acquisition" shall not include any transactions which relate solely to the businesses to be owned by UCRI and its Subsidiaries following the Distribution and which would not have a Material Adverse Effect on the consummation of the Offer, the Merger, the Distribution or the transactions contemplated hereby, including the obligations of UCRI under the Post-Closing Covenants Agreement. International has, prior to the execution of this Agreement, ceased or caused to be terminated any discussions or negotiations with any parties other than Compass and its Subsidiaries conducted prior to the date hereof with respect to any Third Party Acquisition.
          (ii) Notwithstanding the foregoing or any other provision of this Agreement, International may furnish or cause to be furnished information (pursuant to confidentiality arrangements no less favorable to International than the Confidentiality Agreement (as hereinafter defined), unless already in existence on the date hereof) and may participate in such discussions and negotiations directly or through its representatives if another Person or group makes an offer or proposal which International's Board of Directors believes, in the good faith exercise of its business judgment and based upon advice of its outside legal and financial advisors, could reasonably be expected to be consummated and represents a transaction more favorable to its stockholders than the transactions contemplated by this Agreement (a "Higher Offer").
          (iii) Unless the Board of Directors of International determines in good faith, after receiving advice of its outside legal counsel, that doing so could reasonably be expected to be a breach of the directors' fiduciary duties, International shall notify Compass as soon as practicable (x) if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, (y) of the identity of the third party or parties and (z) of the terms of any such proposal or proposals. International's Board of Directors may fail to recommend or fail to continue to recommend the Offer, or this Agreement in connection with any vote of its stockholders, or withdraw, modify, or change any such recommendation, or recommend or enter into an agreement regarding a Higher Offer, if International's Board of Directors, after receiving advice of its outside counsel, determines in good faith that making such recommendation, or the failure to recommend any other offer or proposal, or the failure to so withdraw, modify, or change its recommendation, or the failure to recommend or enter into an agreement regarding a Higher Offer, could constitute a breach of the directors' fiduciary duties under applicable law. In such event, notwithstanding anything contained in this Agreement to the contrary, any such failure to recommend, withdrawal, modification, or change of recommendation or recommendation of such other offer or proposal, or the entering by International into an agreement with respect to a Higher Offer (provided that International shall have provided Compass notice of its intention to so enter, the terms of the Higher Offer and the identity of the other party thereto), shall not constitute a breach of this Agreement by International. Notwithstanding the foregoing, International shall not enter into an agreement with a third party with respect to, or take any action to approve such transaction under any antitakeover provision of International's certificate of incorporation or state law in connection with, any Third Party Acquisition unless and until this Agreement is terminated in accordance with the provisions of Article VIII.
     (n) Confidentiality and Standstill Agreements. International will not amend, waive or modify any provision of any confidentiality or standstill agreement entered into with any other party in connection with such party's interest in acquiring International or the Foodservice Business or any substantial portion of the Foodservice Business, except in connection with any action permitted to be taken by International pursuant to Section 5.1(m).
     (o) Pending Actions. International will continue to defend in the ordinary course, consistent with past practice, the litigation and other proceedings set forth in Schedule 4.2(g) to the Disclosure Schedule, including resolving any such litigation and other proceedings as can be resolved prior to the Offer Closing Time on a commercially reasonable basis and consistent with past practice.
     (p) Access to Information; Confidentiality.
          (i) International shall, and shall cause its Subsidiaries to, afford to Compass and its officers, employees, accountants, counsel, financial advisors and other representatives of Compass, reasonable access during the period prior to the Offer Closing Time to all its properties, books, contracts, commitments, personnel and records relating to the Foodservice Business. During the period prior to the Offer Closing Time, International shall, and shall cause its Subsidiaries to, furnish promptly to Compass (A) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Section 13(a) and 15(d) of the Exchange Act, (B) each press release issued by it, and (C) all other information relating to the Foodservice Business as Compass may reasonably request.
          (ii) Except as required by law, each of International and Compass will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence in accordance with the confidentiality agreement, dated January 2, 1997 (the "Confidentiality Agreement"), between Compass and International.
     (q) Corporate Records. International shall deliver to, or make available to, Compass all certificates of incorporation and authority, minute books, corporate stock records and corporate seals of International and Daka and all other books and records, account records, tax records and other business records related to International, Daka or the Foodservice Business.
     (r) No Agreement to Prohibited Actions. International will not, and will not permit any of its Subsidiaries to, agree or commit to take any action that is prohibited under this Section 5.1.
     Section 5.2 Mutual Covenants.
     (a) International and Compass shall promptly advise the other party of any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a Material Adverse Effect on such party and its Subsidiaries taken as a whole.
     (b) (i) Subject to the terms and conditions herein provided, the parties hereto agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and to cooperate with each other in connection with the foregoing, including, but not limited to, (A) defending all lawsuits or other legal proceedings challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (B) attempting to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (C) effecting all necessary filings and submissions of information requested by governmental authorities.
          (ii) Without limiting the foregoing, the parties hereto shall, as soon as reasonably practicable, make all requisite filings with each Governmental Entity in connection with the transactions contemplated hereby and the Ancillary Agreements, including under the HSR Act and the Exon-Florio Amendment, and shall promptly make any further filings requested pursuant thereto or which may be necessary to consummate the transactions contemplated herein. Each party shall furnish to the other, upon request, such information as shall reasonably be required in connection with the preparation of the requesting party's filings under the HSR Act and the Exon-Florio Amendment.
          (iii) Each of Compass and International shall promptly provide to the other (or its counsel) copies of all filings (other than those filings, or portions thereof, which the other party has no reasonable interest in obtaining in connection with the Offer, the Merger or the transactions contemplated hereby) made with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.
          (iv) Notwithstanding the foregoing or any other provision of this Agreement, (A) neither International nor any of its Subsidiaries will, without Compass' prior written consent, agree or commit to any divestiture, hold-separate order or other restriction relating to the Foodservice Business and (B) neither Compass nor any of its Subsidiaries will be required to agree or commit to any divestiture, hold-separate order or other restriction relating to the Foodservice Business or to any of its existing businesses or any other governmental order or obligation that otherwise imposes any conditions or limitations in connection with Compass' acquisition of the Foodservice Business or its operation of its existing business and operations or the Foodservice Business after the Offer Closing Time.
     (c) Compass and International shall cooperate in connection with efforts to secure a renewal or extension of the Smithsonian Contract prior to the Offer Closing Time on terms reasonably satisfactory to Compass.

     (d) Following the date hereof and prior to the Offer Closing Time, each of International and Compass shall designate a senior officer (the "International Representative" and the "Compass Representative", respectively) to consult with each other with respect to major business decisions to be made concerning the operation of the Foodservice Business. Such consultation shall be made on as frequent a basis as may be reasonably requested by Compass. The parties hereto acknowledge and agree that the agreements set forth in this Section 5.2(d) shall be subject to any restrictions or limitations under applicable law.
     (e) (i) Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements including, without limitation, taking all reasonable actions to achieve the successful completion of the Offer, cooperating in the preparation and filing of the Offer Documents, the Schedule 14D-1, the Schedule 14D-9, the Form 10, the Information Statement and the Proxy Statement and any amendments to any thereof, and executing any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Offer Closing Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their best efforts to take all such necessary action.
          (ii) Subject to the terms and conditions hereof, each of the parties hereto (A) shall use reasonable best efforts to comply promptly with all legal and regulatory requirements which may be imposed on itself or its Subsidiaries with respect to the Offer, the Merger and the transactions contemplated thereby and by this Agreement and (B) will, and will cause its Subsidiaries to, promptly use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to satisfy any condition or requirement imposed by, any Governmental Entity or other public or private third party, required to be obtained, made or satisfied by itself or any of its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Ancillary Agreements. Each of International and Compass will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with the Contribution, the Distribution or the Merger.
     (f) Until the Offer Closing Time, Compass and International will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS
     Section 6.1 Fees and Expenses. Except as provided in Section 8.2(c), all fees and expenses incurred in connection with the Merger, the Contribution, the Distribution, this Agreement, the Offer and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In accordance with the foregoing sentence, International agrees to pay the fees and expenses of Bear Stearns & Co., Inc. and Compass Holdings agrees to pay the fees and expenses of Patricof & Co. Capital Corp., NationsBanc Capital Markets, Inc., The Bank of New York, as Offer Depositary, Mackenzie Partners, Inc., as Offer Information Agent, and the filing fee for the HSR Filing.
     Section 6.2 Ancillary Agreements.
     (a) Simultaneously with the execution of this Agreement, International and certain of its Subsidiaries are entering into the Reorganization Agreement, the Tax Allocation Agreement and the Post-Closing Covenants Agreement. From and after the Offer Closing Time, Compass shall cause the Surviving Corporation to perform any and all obligations and agreements of International set forth herein or in the Ancillary Agreements or in any other agreement contemplated herein or therein.

     (b) Each of Compass, Compass Holdings and Compass Interim accept and agree that, subject to the provisions of the Reorganization Agreement, the form of certificate of incorporation and Bylaws of UCRI adopted in contemplation of the Distribution shall be as agreed to by International and UCRI in their sole discretion; provided, that nothing in the certificate of incorporation and Bylaws shall adversely affect or otherwise limit UCRI's ability to perform its obligations under the Ancillary Agreements or the other agreements contemplated by the Reorganization Agreement.
     (c) In no event shall Compass, Compass Holdings or Compass Interim or any of their Subsidiaries be entitled to receive any shares of UCRI Common Stock as a distribution with respect to shares of International Common Stock purchased upon consummation of the Offer. If, for any reason, any shares of UCRI Common Stock distributed in the Distribution are received by Compass, Compass Holdings, or Compass Interim or any of their Subsidiaries with respect to shares of International Common Stock acquired by Compass Interim in the Offer, then Compass, Compass Holdings or Compass Interim shall convey, on behalf of International, such shares of UCRI Common Stock to the stockholders of International who would have otherwise received such shares of UCRI Common Stock pursuant to the Reorganization Agreement; provided, that the foregoing provisions shall not apply with respect to shares of International Common Stock held by Compass or any of its Subsidiaries prior to the date hereof.
     Section 6.3 Composition of the Board of Directors; Section 14(f). In the event that Compass Holdings acquires at least two-thirds of the International Common Stock outstanding pursuant to the Offer, Compass Holdings shall be entitled to designate for appointment or election to International's Board of Directors, upon written notice to International, such number of persons so that the designees of Compass Holdings constitute the same percentage (but in no event less than five) of International's Board of Directors (rounded up to the next whole number) as the percentage of International Common Stock acquired in connection with the Offer. Prior to the Offer Closing Time, the Board of Directors of International will obtain the resignation of such number of directors as is necessary to enable such number of Compass Holdings' designees to be so elected and will take all action required to appoint or elect such individuals to such positions. In connection therewith, International will mail to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such stockholders in the Schedule 14D-9. Compass Holdings will provide to International in writing, and be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f - 1. In the event that Compass Holdings'designees are elected to the Board of Directors of International, until the Merger Effective Time, such Board of Directors shall have at least two directors who are directors on the date hereof (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Compass, Compass Holdings or Compass Interim and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Compass Holdings' designees are elected to the Board of Directors of International after the acceptance for payment of shares of International Common Stock pursuant to the Offer and prior to the Merger Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to
(a) amend or terminate this Agreement by International, (b) exercise or waive any of International's rights, benefits or remedies hereunder, (c) extend the time for performance of Compass', Compass Holdings' or Compass Interim's respective obligations hereunder, (d) take any other action by the Board of Directors of International under or in connection with this Agreement or any of the transactions contemplated hereby or by any of the Ancillary Agreements, or
(e) approve any other action by International which could adversely affect the interests of the stockholders of International (other than Compass, Compass Holdings or Compass Interim and their affiliates) with respect to the transactions contemplated hereby.
     Section 6.4 Certain Prior Actions.
     (a) The following agreements have been executed and delivered by the applicable parties thereto to be effective at the Offer Closing Time:
          (i) The Reorganization Agreement;

          (ii) The Tax Allocation Agreement;
          (iii) The Post-Closing Covenants Agreement;
          (iv) The Transition Agreement;
          (v) Employment Agreement between International, Daka and Allen R. Maxwell; and
          (vi) The Series A Preferred Stock Purchase Agreement.
     (b) The following documents have been delivered by International to
Compass:
          (i) A Certificate of International's chief executive officer delivered to Compass to the effect that International has taken all necessary action to render inapplicable to the Offer, the Merger, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (i) any "fair price," "moratorium," "control share acquisition" or similar antitakeover statute or regulation enacted under any applicable state or federal law in the United States; or (ii) any antitakeover provision in its Certificate of Incorporation, Bylaws or other governing corporate documents.
          (ii) Evidence reasonably satisfactory to Compass that (x) the remittance by Compass to The Chase Manhattan Bank of the Funded Debt in immediately available funds by wire transfer simultaneously with the Closing will result in the payment in full of the Funded Debt and all other liabilities and Indebtedness of International under the Credit Facility and the termination of the Credit Facility and all related promissory notes, security instruments and loan documents and (y) immediately upon such remittance the lenders under the Credit Facility or under other Indebtedness shall deliver to Compass or UCRI, as applicable, originally signed UCC-3 terminations or releases, United States Patent and Trademark filings and all other instruments as determined by Compass or UCRI, as applicable, to be necessary or advisable to release or terminate, or evidence the release or termination, of all Liens on the assets and properties of International, UCRI and their respective Subsidiaries, whether such Liens secure or are intended to secure the Funded Debt, the Credit Facility or any other Indebtedness. Simultaneously with the Closing, all letters of credit outstanding under the Credit Facility shall be returned in their original form by the beneficiary of each letter of credit.
          (iii) A certified copy of resolutions of the Board of Directors of International and Daka authorizing the Contribution, the Distribution, the Merger, and the transactions contemplated thereby, including the execution and delivery of the Merger Agreement and the Ancillary Agreements.
          Section 6.5 Tax Treatment. Compass and Compass Holdings each shall, and shall cause the Surviving Corporation to, treat the Distribution for purposes of all federal and state taxes as an integrated transaction with the Offer and the Merger and will report the Distribution as a distribution in redemption of International Common Stock subject to the provisions of Sections 302 and 311 of the Code.
          Section 6.6 Indemnification of Officers and Directors. For a period of 3 years after the Offer Closing Time, Compass will not modify the rights of Joe O'Donnell, Erline Belton, Alan D. Schwartz or E. L. Cox to indemnification and shall cause International and the Surviving Corporation to maintain substantially similar provisions in such respect as set forth in the Certificate of Incorporation and Bylaws of International as of the date hereof. Notwithstanding anything to the contrary provided herein, an indemnified party shall use its best efforts to obtain indemnification from any source other than International or Daka from which it may be entitled thereto, including without limitation, any indemnification agreements between UCRI and such indemnified party, before seeking indemnification from International or Daka. Nothing contained in this Section shall limit any lawful rights to indemnification existing independently of this Section.
          Section 6.7 Offer Closing Date Payments.
          (a) At the Offer Closing, International shall deliver to Compass in cash or cash equivalent an amount equal to
          (i) $1,500,000, plus
          (ii) $7.50 multiplied by the sum of (A) the number of outstanding shares of International Common Stock and (B) the outstanding shares of International Common Stock into which the Series A Preferred Stock is convertible, minus $85,000,000.

     (b) At the Offer Closing, Compass shall deliver to UCRI in cash or cash equivalent any amount by which the Funded Debt outstanding at the Offer Closing Time is less than $110,000,000.
     Section 6.8 Non-Waiver of Conditions. If International refuses to effect the Distribution because one or more of the conditions to International's obligation to consummate the Distribution has not been satisfied or waived, then Compass Holdings shall not waive the Offer Condition set forth in paragraph
(ii)(m) of Exhibit 1.1(a), shall terminate the Offer and shall not accept for payment or pay for any shares of International Common Stock validly tendered.
                                  ARTICLE VII
                              CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:
     (a) Shareholder Approval. This Agreement and the Merger shall have been adopted and approved by the affirmative vote of the stockholders of International by the requisite vote in accordance with applicable law, if required by applicable law as provided in Section 2.4 hereof;
     (b) No Prohibition. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.
     (c) Consummation of the Offer. The Offer shall have been consummated.
     (d) Consummation of the Distribution. The Distribution shall have become effective in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby.
     (e) No Injunctions, Litigation or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Contribution or the Distribution shall be in effect and no such litigation or legal action other than the Venturino Claim shall have been threatened or shall be pending. No action, suit or other proceeding shall be pending by any Governmental Entity that, if successful, would restrict or prohibit the consummation of the Merger, the Contribution or the Distribution; provided, however, that International will not unreasonably withhold its waiver of the condition set forth in this sentence upon Compass' request in the event such an action, suit or other proceeding is pending with respect to the Merger alone.
                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding any approval of this Agreement by the stockholders of International:
     (a) by mutual written consent of Compass and International; or
     (b) by either Compass or International:
          (i) if there has been a failure to perform an obligation or satisfy a condition precedent (regardless of materiality) or a material breach of this Agreement by a party and such breach has not been waived by the other party, provided that only the non-breaching party may so terminate;
          (ii) if the Offer shall expire or have been terminated in accordance with its terms without any shares of International Common Stock being purchased thereunder, or Compass Holdings shall not have accepted for payment or paid for shares of International Common Stock validly tendered pursuant to the Offer (as a result of the Offer Condition not being satisfied or waived by Compass Holdings in accordance with Article I hereof) prior to July 31, 1997, unless the failure to consummate the Offer is the result of a willful and material breach by the party seeking to terminate this Agreement;

          (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable; or
     (c) by Compass if (i) the Board of Directors of International shall have withdrawn, or modified or changed, in a manner adverse to Compass, its approval or recommendation of the transactions contemplated by this Agreement and the Ancillary Agreements or shall have recommended another offer or proposal with respect to a Third Party Acquisition, or (ii) a Third Party Acquisition has occurred or any person shall have entered into a definitive agreement with International with respect to a Third Party Acquisition; or
     (d) by International if International's Board of Directors shall have failed to recommend to its stockholders the approval of the transactions contemplated by this Agreement and the Ancillary Agreements or shall have withdrawn, modified or changed such recommendation, in a manner permitted by
Section 5.1(m)(iii), or shall have taken any other action permitted by Section 5.1(m)(iii).
     Section 8.2 Effect of Termination.
     (a) In the event of termination of this Agreement by either International or Compass as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto, other than the provisions of Section 4.2(i), Section 4.3(g),
Section 5.1(p), Section 6.1, this Section 8.2 and Sections 9.2 through 9.8 and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, the Ancillary Agreements, or any agreement contemplated hereby or thereby.
     (b) If the transactions contemplated by this Agreement are terminated as provided herein:
          (i) Compass shall return all documents and other material received from International or its representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to International; and
          (ii) all confidential information received by Compass with respect to the businesses of International shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
     (c) In the event that: (i) Compass terminates this Agreement pursuant to
Section 8.1(c), or (ii) International terminates this Agreement pursuant to
Section 8.1(d) and, at the time of termination there shall have been made a proposal relating to a Third Party Acquisition that has become public and, within 12 months following such termination, International or Daka shall enter into a definitive agreement with respect to (X) the sale of the Foodservice Business, (Y) the sale of substantially all of the assets of International or Daka, or (Z) the merger of International or Daka with or into any other entity, or International or Daka shall recommend any other Third Party Acquisition to its stockholders, then International or Daka shall promptly pay to Compass (by wire transfer to an account designated by Compass for this purpose) an amount equal to the sum of (i) $5,800,000 and (ii) notwithstanding the provisions of
Section 6.4, the fees and expenses actually incurred by Compass in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements to which Compass is a party, the performance of Compass' covenants herein and therein, and the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of Compass' financial advisors, legal counsel, accountants and other advisors, up to a maximum of an additional $2,000,000, provided, however, that in no event shall International or Daka collectively be required to pay either of the amounts set forth in this
Section 8.2(c) (i) or (ii) more than once.
     Section 8.3 Amendment. Except as provided in Section 6.3 hereof, this Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of International; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     Section 8.4 Extension; Waiver. At any time prior to the Offer Closing Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
                                   ARTICLE IX
                               GENERAL PROVISIONS
     Section 9.1 Survival of Representations and Warranties.
     (a) Except as set forth below, all representations and warranties in this Agreement, the Ancillary Agreements and any other certificate or document delivered pursuant hereto or thereto will survive the Offer Closing Time until 5:00 p.m. on December 31, 1998; provided, however that, any representation and warranty by a party that relates to any obligation to be performed by such party under this Agreement or an Ancillary Agreement shall survive until the one year anniversary of the final and complete performance of such obligation.
     (b) The representations and warranties contained herein shall survive as to any Tax covered thereby for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.
     (c) The representations and warranties contained in Section 4.2(b)(ii) and
(l) shall survive for a period of five years after the Offer Closing Time.
     (d) The representations and warranties contained in Sections 4.2(m), (p) and (v) shall survive without limitation after the Offer Closing Time.
     (e) Neither this Section 9.1 nor any of the Ancillary Agreements shall limit any covenant or agreement of the parties which by its terms contemplates performance after the Offer Closing Time.
     Section 9.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (a) on the first business day occurring on or after the date of transmission if transmitted by facsimile (upon confirmation of receipt by journal or report generated by the facsimile machine of the party giving such notice), (b) on the first business day occurring on or after the date of delivery if delivered personally, or (c) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
     (a) if to Compass, Compass Holdings or Compass Interim, to:
                                  Compass Group USA, Inc.
                                  2400 Yorkmont Road
                                  Charlotte, North Carolina 28217
                                  Attention: General Counsel
     (b) if to International or Daka, to:
                                  Daka International, Inc.
                                  One Corporate Place
                                  55 Ferncroft Road
                                  Danvers, Massachusetts 01923-4001
                                  Attention: General Counsel
     Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 9.5 Entire Agreement; No Third-party Beneficiaries. This Agreement, the Ancillary Agreements and the agreements referred to herein and therein or required to be delivered in connection with the transactions contemplated by the Ancillary Agreements constitute the entire agreement, and supersede all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties hereto or thereto any rights or remedies.
     Section 9.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH OF THE PARTIES HERETO AGREES (a) THAT THIS AGREEMENT INVOLVES AT LEAST $100,000.00 AND (b) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON 6 DEL. C. (section mark) 2708.
     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
     Section 9.8 Enforcement.
     (a) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.
     (b) Jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts (the "Massachusetts Courts") for any litigation arising out or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process. and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, each such party does hereby appoint CT Corporation System, 2 Oliver Street, Boston, Massachusetts 02109, as such agent.

                                   ARTICLE X
                                  DEFINITIONS
     Section 10.1 General. The following terms are defined in the Sections of this Agreement indicated below:

Term                                                                                                Section Location
                                                                                                            Exhibit
A Converted Shares...............................................................................         1.1(a)(d)
Affiliate........................................................................................           10.2(a)
Agreement........................................................................................      Introduction
Ancillary Agreements.............................................................................           10.2(b)
Benefit Plans....................................................................................         4.2(l)(i)
Certificate of Merger............................................................................               2.3
Certificates.....................................................................................        3.2(b)(ii)
Compass..........................................................................................      Introduction
Compass Holdings.................................................................................      Introduction
Compass Interim..................................................................................      Introduction
Compass Representative...........................................................................            5.2(d)
Confidentiality Agreement........................................................................        5.1(p)(ii)
Contribution.....................................................................................          Recitals
Credit Facility..................................................................................        5.1(f)(ii)
Cross Creek......................................................................................               1.4
Customer Contracts...............................................................................     4.2(k)(iv)(A)
Daka.............................................................................................          Recitals
Determination Letter Request.....................................................................       4.2(l)(iii)
DGCL.............................................................................................               2.1
Dissenting Shares................................................................................            3.2(a)
Distribution.....................................................................................          Recitals
DOL..............................................................................................         4.2(l)(i)
Employment Agreements............................................................................            5.1(h)
ERISA............................................................................................         4.2(l)(i)
ERISA Affiliate..................................................................................         4.2(l)(i)
Exchange Act.....................................................................................        4.2(c)(ii)
Exchange Agent...................................................................................         3.2(b)(i)
Exchange Fund....................................................................................         3.2(b)(i)
Exon-Florio Amendment............................................................................        4.2(c)(ii)
FCEC.............................................................................................               1.4
Foodservice Business.............................................................................          Recitals
Foodservice Business Balance Sheet...............................................................            4.2(r)
Foodservice Business Financial Statements........................................................            4.2(r)
Foodservice Business Permits.....................................................................            4.2(h)
Funded Debt......................................................................................        5.1(f)(ii)
Governmental Entity..............................................................................        4.2(c)(ii)
Hazardous Material...............................................................................        4.2(v)(ii)
Higher Offer.....................................................................................        5.1(m)(ii)
HSR Act..........................................................................................        4.2(c)(ii)
Indebtedness.....................................................................................            4.2(s)
Independent Directors............................................................................               6.3
Intellectual Property............................................................................         4.2(n)(i)
International....................................................................................      Introduction
International Affiliated Group...................................................................        4.2(o)(ii)
                                                                                                            Exhibit
International Bring Down Certificate.............................................................         1.1(a)(i)
International Common Stock.......................................................................          Recitals
                                                                                                            Exhibit
International Filings............................................................................        1.1(a)(ii)

International Options............................................................................            1.5(a)
                                                                                                            Exhibit
International Preferred Stock....................................................................        1.1(a)(i)2
International Representative.....................................................................            5.2(d)
International SEC Documents......................................................................         4.2(d)(i)
International Warrants...........................................................................         4.2(b)(i)
IRS..............................................................................................         4.2(l)(i)
Knowledge........................................................................................           10.2(c)
Liens............................................................................................        4.2(c)(ii)
Massachusetts Courts.............................................................................            9.8(b)
Material Adverse Change..........................................................................           10.2(d)
Material Adverse Effect..........................................................................               4.1
Material Contract................................................................................        4.2(k)(iv)
Merger...........................................................................................          Recitals
Merger Closing...................................................................................               2.2
Merger Closing Date..............................................................................               2.2
Merger Effective Time............................................................................               2.3
Merger Price.....................................................................................         3.1(a)(i)
                                                                                                            Exhibit
Minimum Shares...................................................................................      1.1(a)(i)(c)
Multiemployer Plan...............................................................................         4.2(l)(i)
Offer............................................................................................          Recitals
Offer Closing....................................................................................               1.6
Offer Closing Date...............................................................................               1.6
Offer Closing Time...............................................................................            1.1(a)
Offer Conditions.................................................................................          Recitals
Offer Documents..................................................................................            1.1(b)
Offer Price......................................................................................            1.1(a)
                                                                                                            Exhibit
Options..........................................................................................        1.1(a)(ii)
Participating Employee...........................................................................            1.5(b)
PBGC.............................................................................................         4.2(l)(i)
Pension Plans....................................................................................         4.2(l)(i)
Person...........................................................................................           10.2(e)
Post-Closing Convenants Agreement................................................................           10.2(f)
Purchasable Shares...............................................................................            1.5(b)
Record Date......................................................................................         1.1(a)(i)
Real Property....................................................................................         4.2(u)(i)
Relevant Taxes...................................................................................        4.2(o)(iv)
Reorganization Agreement.........................................................................           10.2(g)
Representatives..................................................................................         5.1(m)(i)
Requisite Stockholders...........................................................................         4.2(c)(i)
Restaurant Business..............................................................................          Recitals
Schedule 14D-9...................................................................................               1.2
SEC..............................................................................................            1.1(b)
Securities Act...................................................................................        4.2(c)(ii)
Series A Preferred Stock.........................................................................               1.4
Series A Preferred Stockholders..................................................................               1.4
Series A Preferred Stock Purchase Agreement......................................................               1.4
Severance Agreements.............................................................................            5.1(h)
Subsidiary.......................................................................................           10.2(i)
Surviving Corporation............................................................................          Recitals
Tax Allocation Agreement.........................................................................           10.2(h)
Third Party Acquisition..........................................................................         5.1(m)(i)
UCRI.............................................................................................          Recitals

UCRI Common Stock................................................................................          Recitals
UCRI Liabilities.................................................................................            5.1(h)
Warrants.........................................................................................               1.4

     Section 10.2 Certain Definitions. In addition to the foregoing, for purposes of this Agreement:
     (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
     (b) "Ancillary Agreements" means the Reorganization Agreement, the Tax Allocation Agreement, the Post-Closing Covenants Agreement, and the Transition Agreement referred to in Section 3.2 of the Post-Closing Covenants Agreement.
     (c) "Knowledge" means the actual knowledge of any director, officer or employee at the district manager level or above of the applicable party.
     (d) "Material Adverse Change" with respect to International or Daka means the occurrence of any of the following events:
          (i) any events, actions or occurrences which would result in a Managed Volume/Profit Adjustment (as defined in Section 5.3 of the Post-Closing Covenants Agreement) in an amount in excess of $19,500,000; or
          (ii) any claim, investigation, suit, action or proceeding pending or, to the Knowledge of International, expressly threatened, against International or Daka before or by any court, Governmental Entity or arbitrator (including any related to the suspension, debarment or similar preclusion of International or Daka from doing business with a Governmental Entity) other than the Venturino Claim that, individually or in the aggregate, could reasonably be expected to (A) have a Material Adverse Effect on International and Daka, taken as a whole, (B) materially impair the ability of International, Daka or UCRI to perform any obligation under this Agreement or any Ancillary Agreement or (Z) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby or by the Ancillary Agreements.
     (e) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     (f) the "Post-Closing Convenants Agreements" means that certain Post-Closing Convenants Agreement dated as of the date hereof, by and among Daka International, Inc., Daka, Inc., Champps Entertainment, Inc., Fuddruckers, Inc., UCRI, Inc., Compass Group PLC and Compass Holdings, Inc.
     (g) the "Reorganization Agreement" means that certain Reorganization Agreement dated as of the date hereof, by and among Daka International, Inc., Daka, Inc., UCRI, Inc., Compass Group PLC and Compass Holdings, Inc.
     (h) the "Tax Allocation Agreement" means that certain Tax Allocation Agreement dated as of the date hereof, by and among Daka International, Inc., UCRI, Inc. and Compass Group PLC.
     (i) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     IN WITNESS WHEREOF, Compass, Compass Holdings, Compass Interim and International have each caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
                                             COMPASS GROUP PLC
                                             By: /s/ Michael J. Bailey
                                               Michael J. Bailey
                                               Director
                                             COMPASS HOLDINGS, INC.
                                             By: /s/ Michael J. Bailey
                                               Michael J. Bailey
                                               Director
                                             COMPASS INTERIM, INC.
                                             By: /s/ Michael J. Bailey
                                               Michael J. Bailey
                                               President
                                             DAKA INTERNATIONAL, INC.
                                             By: /s/ Donald C. Moore
                                               Donald C. Moore
                                               Senior Vice-President

                               EXHIBIT 1.1(a)(i)
                            CONDITIONS OF THE OFFER
     Notwithstanding any other provision of the Offer, Compass Holdings shall not be required to purchase any shares of International Common Stock tendered, and may terminate the Offer, if
     (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer),
          (a) any applicable waiting period under the HSR Act or the Exon-Florio Amendment shall not have expired or been terminated,
          (b) the Record Date shall not have been set by International's Board of Directors, or
          (c) the number of shares of International Common Stock validly tendered (including for this purpose shares that remain subject to guaranteed delivery procedures) and not withdrawn when added to the shares of International Common Stock then beneficially owned by Compass, Compass Holdings and its Affiliates or Compass Interim, including the shares of International Common Stock into which the shares of Series A Preferred Stock acquired by Compass Holdings pursuant to the Series A Preferred Stock Purchase Agreement are convertible (the "A Converted Shares"), shall not constitute at least two-thirds of the sum of the shares of International Common Stock then outstanding and the A Converted Shares and represent at least two-thirds of the voting power of all shares of capital stock of International that would be entitled to vote with respect to the Merger (the "Minimum Shares"), or
     (ii) prior to the acceptance for payment of shares of International Common Stock, any of the following events shall occur:
          (a) any of the representations or warranties of International contained in the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, except (i) where International has delivered to Compass a certificate (the "International Bring-Down Certificate") dated as of the Offer Closing Date that (x) updates any section of the Disclosure Schedule previously delivered to Compass pursuant to the Merger Agreement so long as such updated schedules taken as a whole do not constitute a Material Adverse Change (as defined in the Merger Agreement) compared to the original schedules, or (y) sets forth events or conditions that have occurred since the date of the Merger Agreement which, if they had occurred or been in existence as of the date of the Merger Agreement, would be required to be disclosed, so long as such events or conditions taken as a whole do not constitute a Material Adverse Change or (ii) where the failure to be so true and correct would not have a Material Adverse Effect on International and Daka, taken as a whole, and Compass shall not have received a certificate signed on behalf of International by the chief executive officer and the chief financial officer to such effect; or
          (b) any of the representations or warranties of International contained in Sections 4.2(b), (c), (d), (e), (p) and (s) the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, and Compass shall not have received a certificate signed on behalf of International by the chief executive officer and the chief financial officer to such effect; or
          (c) International shall have breached any of its covenants or agreements contained in the Merger Agreement or any Ancillary Agreements, provided, however, that if any such breach is curable by International or Daka through the exercise of best efforts within five business days and so long as International or Daka continue to use such best efforts, Compass Holdings may not terminate the Offer until such five business day period has expired without the breach being cured; or
          (d) there shall be any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered or enforced, or any legal or administrative proceeding initiated by any United States federal or state government, governmental authority or court (other than the routine application to the Offer, the Merger or the Distribution of waiting periods under the HSR Act, the Exon-Florio Amendment or review by the SEC of the Schedule 14D-1, Schedule 14D-9 or Form 10) which would (i) prohibit Compass Holdings from consummating the Offer or the Merger, (ii) prohibit New International from consummating the Distribution, or (iii) have a Material Adverse Effect on International and Daka as a whole (provided that the provisions of this clause (iii) shall only apply in the event of any statute, rule, regulation, decree, order or injunction (A) which is enacted or entered into following the date of the Merger Agreement and (B) the substantive provisions of which were initially proposed for enactment following the date of the Merger Agreement); or
          (e) there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, Inc. or NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a commencement of a war or armed hostilities involving the United States, which in the case of any of the foregoing clauses (i), (ii) or (iii) would have a material adverse effect on International and Daka taken as a whole; or
          (f) either the Merger Agreement or the Reorganization Agreement shall have been terminated in accordance with its terms.
          (g) International shall have failed to enter into license agreements for each of the "French Quarter Coffee", "Leo's Deli" and "Good Natured Cafe" names and marks, as provided in Section 5.2(d) of the Reorganization Agreement.
          (h) Compass shall not have received an opinion dated the Closing Date of Goodwin, Procter & Hoar LLP, counsel to International, in substantially the form of Exhibit 1.1(a)(i).
          (i) There shall have been a Material Adverse Change, or an event shall have occurred which could reasonably be expected to result in a Material Adverse Change.
          (j) Compass shall not have received all consents or releases related to the Foodservice Business or otherwise, necessary or appropriate to effect the Contribution, the Distribution and the Merger and to release International, Daka, Compass, Compass Holdings and Compass Interim and the assets of the Foodservice Business from any obligations or liability, including, without limitation, the Indebtedness, except as may be otherwise expressly set forth herein or in the Ancillary Agreements.
          (k) Any approval by a Governmental Entity in connection with the transactions contemplated hereby and by the Ancillary Agreements, including without limitation any approval under the HSR Act or the Exon-Florio Amendment shall contain a requirement for the sale or disposition of assets or conditions or limitations in connection with Compass' acquisition of the Foodservice Business or operation of its existing business and operations or the Foodservice Business after the Offer Closing Time.
          (l) Allen R. Maxwell shall have indicated to International, Daka or Compass that he does not intend to abide by the terms of the Employment Agreement between International, Daka and Allen R. Maxwell.
          (m) The Distribution shall not have become effective in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby.
          (n) UCRI shall fail to have delivered to Compass Indemnification Agreements in substantially the form attached as Exhibit 5.1(b) to the Reorganization Agreement concerning each executive officer and director of UCRI.
          (o) Compass shall be unable to pay in full the aggregate amount of principle, accrued but unpaid interest and fees due under the Credit Facility or such amount shall exceed $110,000,000.
          (p) Releases of claims and indemnification rights in forms reasonably satisfactory to Compass from each of William H. Baumhauer, Allen R. Maxwell, Charles W. Redepenning, Jr., David G. Parker, Louis A. Kaucic, Donald Moore and Dean P. Vlahos shall not have been delivered to Compass.
          (q) Letters of resignation from each executive officer and director of International, except Erline Belton and Joseph O'Donnell, shall not have been delivered to Compass.
          (r) International shall not have paid to Compass the amounts set forth in Section 6.7 net of any amounts due from Compass thereunder.

          (s) UCRI shall have failed to enter into a Transition Agreement as provided in Section 3.2 of the Post-Closing Convenants Agreement, including
     Exhibit 3.2 thereof.
          (t) International shall have failed to have assigned or transferred to New International the Headquarters Lease (as defined in the Post-Closing Convenants Agreement).
     The foregoing conditions are for the sole benefit of Compass and may be asserted by Compass regardless of the circumstances giving rise to such conditions, or may be waived by Compass in whole or in part at any time and from time to time in its sole discretion; provided that the conditions set forth in clauses (i)(A), (B) and (C), or (ii)(e) above may be waived or modified only by mutual consent of Compass Holdings and International.

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